Registration No. ________________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ION NETWORKS, INC.
                 (Name of Small Business Issuer in Its Charter)

            DELAWARE                          754813                         22-2413505
(State or Other Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification
 Incorporation or Organization)    Classification Code Number)                Number)

                              120 CORPORATE BLVD.,
                           SOUTH PLAINFIELD, NJ 07080
                                 (908) 546-3900
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                 NORMAN E. CORN
                             CHIEF EXECUTIVE OFFICER
                              120 CORPORATE BLVD.,
                           SOUTH PLAINFIELD, NJ 07080
                                 (908) 546-3900
            (Name, Address and Telephone Number of Agent For Service)

                                   Copies to:
                                 JAMES ALTERBAUM
                               MOSES & SINGER LLP
                           1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 554-7800

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE

------------------------- ------------------------ ---------------------- ----------------------- ----------------------
     Title Of Each                                   Proposed Maximum        Proposed Maximum
  Class Of Securities          Amount To Be         Offering Price Per      Aggregate Offering          Amount Of
    To Be Registered          Registered (1)             Share (2)                Price             Registration Fee
------------------------- ------------------------ ---------------------- ----------------------- ----------------------
Common Stock, $.001 par      4,411,764 shares             $0.185                 $816,177                $96.06
value
------------------------- ------------------------ ---------------------- ----------------------- ----------------------
Common Stock, $.001 par
value (3)                    2,409,638 shares             $0.185                 $445,783                $52.47
------------------------- ------------------------ ---------------------- ----------------------- ----------------------
Common Stock, $.001 par
value (4)                     797,230 shares              $0.185                 $147,488                $17.36
------------------------- ------------------------ ---------------------- ----------------------- ----------------------
Common Stock, $.001 par
value (5)                    3,373,882 shares             $0.185                 $624,168                $73.47
------------------------- ------------------------ ---------------------- ----------------------- ----------------------
Total                        10,992,514 shares               -                  $2,033,616               $239.36
------------------------- ------------------------ ---------------------- ----------------------- ----------------------


(1) All 10,992,514 shares registered pursuant to this registration statement are held by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the securities referenced below.

(2) Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the bid and asked prices on the OTC Bulletin Board on April 20, 2005.

(3) Consists of 2,409,638 shares of common stock issuable upon conversion of a convertible debenture held by a selling stockholder.

(4) Consists of 797,230 shares of common stock issuable upon conversion of preferred stock held by selling stockholders.

(5) Consists of 3,373,882 shares of common stock issuable upon exercise of warrants held by selling stockholders.
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------



                                   PROSPECTUS

                   Subject to completion, dated April 21, 2005

                        10,992,514 shares of common stock

                               ION NETWORKS, INC.

This prospectus covers up to 10,992,514 shares of our common stock held by the selling stockholders identified on pages 30 and 31 of this prospectus, including: (i) 3,373,882 shares issuable upon exercise of warrants, (ii) 2,409,638 shares issuable upon conversion of a convertible debenture, and (iii) 797,230 shares issuable upon conversion of preferred stock. The selling stockholders may sell or otherwise dispose of their shares or interests therein from time to time after the date hereof. The terms on which any sale or disposition may be effected are described under "Plan of Distribution" herein.

We will receive no proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders. However, we will receive proceeds in the amount of $1,601,113 assuming the cash exercise of all of the warrants held by the selling stockholders.

Our common stock is traded on the Over-the-Counter Bulletin Board under the trading symbol "IONN.OB" On April 20, 2005, the last price as reported on the OTC Bulletin Board was $0.18.

The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

An investment in shares of our common stock involves a high degree of risk. We urge you to carefully consider the risk factors beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 April 21, 2005

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................................................1
         The Company..............................................................................................1
         Recent Developments......................................................................................1
         General..................................................................................................1
         The Offering.............................................................................................1
         Summary Financial And Operating Information..............................................................2
RISK FACTORS......................................................................................................2
FORWARD LOOKING STATEMENTS........................................................................................7
USE OF PROCEEDS...................................................................................................7
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........................................................7
         Principal Market And Market Prices.......................................................................7
         Approximate Number Of Holders Of Our Common Stock........................................................7
         Dividends................................................................................................7
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................8
         Overview.................................................................................................8
DESCRIPTION OF BUSINESS..........................................................................................10
EMPLOYEES........................................................................................................18
DESCRIPTION OF PROPERTY..........................................................................................18
LEGAL PROCEEDINGS................................................................................................19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................19
COMPENSATION OF DIRECTORS........................................................................................22
BENEFICIAL OWNERSHIP INFORMATION.................................................................................26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................27
DESCRIPTION OF SECURITIES........................................................................................28
SELLING STOCKHOLDERS.............................................................................................30
PLAN OF DISTRIBUTION.............................................................................................32
INTEREST OF NAMED EXPERTS AND COUNSEL............................................................................33
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................34
AVAILABLE INFORMATION............................................................................................34
FINANCIAL STATEMENTS.............................................................................................35

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including the "Risk Factors" and the financial statements contained herein, before making an investment decision. In this prospectus, "ION Networks, Inc." the "Company," "we," "us" and "our" refer to ION Networks, Inc.

The Company

We are a Delaware corporation founded in 1999 through the combination of two companies -- MicroFrame, a New Jersey Corporation (the predecessor entity to the us, originally founded in 1982), and SolCom Systems Limited, a Scottish corporation located in Livingston, Scotland (originally founded in 1994), and we design, develop, manufacture and sell network and information security and management products to corporations, service providers and government agencies. Our hardware and software suite of products are designed to form a secure auditable portal to protect IT and network infrastructure from internal and external security threats. Our products operate in the IP, data center, telecommunications and transport, and telephony environments and are sold by a direct sales force and indirect channel partners mainly throughout North America and Europe.

Recent Developments

On March 31, 2005, we completed a private placement of 4,411,764 shares of common stock and warrants to purchase an additional 2,205,882 shares of common stock. The total offering price was $750,000. The shares of common stock were issued at $0.17 cents per share and the warrants are exercisable at a price of $0.23 per share subject to certain anti-dilution adjustments. The warrants will expire on expire March 31, 2010. The Company has the right to call the warrants in the event that its common stock trades at a price exceeding $0.69 per share for twenty (20) consecutive trading sessions and certain other conditions are met. The Company also agreed to register for resale the shares of common stock as well as the shares issued upon exercise of the warrants. Further terms relating to this investment are described in the liquidity section of the Management's Discussion and Analysis section contained in this prospectus.

General

Our executive offices are located at 120 Corporate Blvd., South Plainfield, New Jersey 07080 and our telephone number is (908) 546-3900.

Our corporate web site is www.ION-Networks.com. The information found on our web site is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

The Offering

Common Stock Covered Hereby                            10,992,514 shares

Common Stock Outstanding Before The Offering           27,050,044 (1)

Common Stock To Be Outstanding After The Offering      33,630,294 shares(2).

Use Of Proceeds                                        We will receive no
                                                       proceeds from the sale of
                                                       common stock by the
                                                       selling stockholders. We
                                                       will receive $1,601,113
                                                       if all of the warrants
                                                       for underlying shares
                                                       included in this
                                                       prospectus are exercised
                                                       for cash. We will use
                                                       these proceeds for
                                                       general corporate
                                                       purposes.

(1) Does not include 12,932,499 shares issuable pursuant to currently, outstanding warrants, options and other convertible securities.

(2) Assumes the issuance of all shares that are issuable upon (i) exercise of warrants to purchase 3,373,882 shares, (ii) conversion of preferred stock into 797,230 shares of common stock, and (iii) conversion of a convertible debenture into 2,409,638 shares of common stock.

Summary Financial And Operating Information

The following selected financial information is derived from the financial statements appearing elsewhere in this prospectus and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                              Year Ended December 31,
                                        ------------------------------------
Summary of Operations:                       2004                2003
                                        ---------------    -----------------
Revenues                            $        3,616,261  $         3,342,620
Cost of sales                                1,065,443              892,373
Operating expenses                           3,141,798            3,286,469
                                        ---------------    -----------------
Operating loss                               (590,980)            (836,222)

Other income                                    18,309                5,279

Net loss before income taxes        $        (572,671)  $         (830,943)

Income tax benefit                             322,831              227,151
                                        ---------------    -----------------

Net loss                            $        (249,840)  $         (603,792)
                                        ===============    =================

Net loss per share, basic and                    (.01)                (.03)
diluted

                                                As of December 31,
                                        ------------------------------------
                                             2004                2003
                                        ---------------    -----------------
Statement of Financial Position

Cash and cash equivalents           $          287,437  $           357,711

Total assets                        $        1,886,824  $         2,104,656

Working capital                     $          372,861  $           287,930

Stockholders' equity                $          592,786  $           797,510


                                  RISK FACTORS


We are vulnerable to technological changes, which may cause our products and services to become obsolete which could materially and negatively impact our cash flow.

Our industry experiences rapid technological changes, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, more advanced products produced by competitors could erode our position in existing markets or other markets that they choose to enter and prevent us from expanding into existing markets or other markets. It is difficult to estimate the life cycles of our products and services, and future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. New products and services and enhancements might not meet the requirements of the marketplace and achieve market acceptance. If these things happen, they would materially and negatively affect cash flow, financial condition and the results of operations.

Hardware and software incorporated in our products may experience bugs or "errors" which could delay the commercial introduction of our products and require time and money to alleviate.

Due to the complex and sophisticated hardware and software that is incorporated in our products, our products have in the past experienced errors or "bugs" both during development and subsequent to commercial introduction. We cannot be certain that all potential problems will be identified, that any bugs that are located can be corrected on a timely basis or at all, or that additional errors will not be located in existing or future products at a later time or when usage increases. Any such errors could delay the commercial introduction of new products, the use of existing or new products, or require modifications in systems that have already been installed. Remedying such errors could be costly and time consuming. Delays in debugging or modifying products could materially and adversely affect our competitive position.

We have difficulty predicting our future operating results or profitability due to the fluctuation in our quarterly and annual revenues.

In the past, we experienced fluctuations in our quarterly and annual revenues and we anticipate that such fluctuations will continue therefore making it difficult for us to predict our future operating results or profitability. Our quarterly and annual operating results may vary significantly depending on a number of factors, including:

o the timing of the introduction or acceptance of new products and services;

o        changes in the mix of products and services provided;

o        long sales cycles;

o        changes in regulations affecting our business;

o increases in the amount of research and development expenditures necessary for new product development and innovation;

o        changes in our operating expenses;

o        uneven revenue streams;

o        volatility in general economic conditions;

o        volatility in the network  security market; and

o        threats of terror and war.


We cannot assure you that our revenues will not vary significantly among quarterly periods or that in future quarterly periods our results of operations will not be below prior results or the expectations of public market analysts and investors. If this occurs, the price of our common stock could significantly decrease. See also "Risks Associated with Our Securities - There is potential for fluctuation in the market price of our securities" page 5.

In the past we have experienced significant losses and negative cash flows from operations. If this trend reoccurs in the future, it could adversely affect our financial condition.

ION has incurred significant, though declining, losses but for the year 2004 has reversed a trend of negative cash flows from operations. For the year ended December 31, 2004 and 2003, we experienced net losses of $249,840 and $603,792, respectively, and cash flows provided by (used in) operations of $108,279 and ($376,940), respectively. There can be no assurance that our business will become profitable in the future and that additional losses and negative cash flows from operations will not be incurred. If these trends continue in the future, there could be a material adverse affect on our financial condition.

As of December 31, 2004, the Company continues to have a marginal working capital balance, which could inhibit future growth and impact the Company's financial viability.

Although the Company's working capital balance increased to $372,861 at December 31, 2004 as compared to $287,930 at December 31, 2003, this balance is still lower than the Company's optimal requirements. This low working capital balance, while improving, may continue to impact the ability of the Company to attract new customers and employees and could have a material adverse affect upon our business. Subsequent to December 31,2004, on March 31,2005 the Company sold $750,000 of common stock which significantly improved its working capital position. ION is encouraged by this increase however working capital is still not sufficient to fully mitigate this risk.

We face significant competition and if we do not compete successfully, our results of operations may be adversely affected.

We are subject to significant competition from different sources for our different products and services. We cannot assure you that the market will continue to accept our hardware and software technology or that we will be able to compete successfully in the future. We believe that the main factors affecting competition in the network security business are:

o        the products' ability to meet various network  security requirements;

o the products' ability to conform to the network and/or computer systems;

o        the products' ability to avoid becoming technologically outdated;

o the willingness and the ability of distributors to provide support customization, training and installation; and

o        the price.

Although we believe that our present products and services are competitive, we compete with a number of large data networking, network security and network device manufacturers which have financial, research and development, marketing and technical resources far greater than ours. Our competitors may succeed in producing and distributing competitive products more effectively than we can produce and distribute our products, and may also develop new products which compete effectively with our products. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If our current or potential competitors were to use their greater financial, technical and marketing resources in our target markets and if we are unable to compete successfully, our business, financial condition and results of operations may be materially and adversely affected.

We may be unable to protect our proprietary rights, permitting competitors to duplicate our products and services, which could negatively impact our business and operations.

We hold no patents on any of our technology. If we are unable to license any technology or products that we may need in the future, our business and operations may be materially and adversely impacted. We have made a consistent effort to minimize the ability of competitors to duplicate our software technology utilized in our products. However, there remains the possibility of duplication of our products, and competing products have already been introduced. Any such duplication by our competitors could negatively impact our business and operations.

We rely on several key customers for a significant portion of our business, the loss of which would likely significantly decrease our revenues.

Historically, we have been dependent on several large customers each year, but they are not necessarily the same every year. For the year ended December 31, 2004, our most significant customers (stated as an approximate percentage of revenue) were Avaya 38% and MCI 9% compared to the year ended December 31, 2003, of Avaya 18%, Siemens 12%. Qwest 8% and MCI 7%. In general, we cannot predict with certainty, which large customers will continue to order. The loss of any of these large customers, or the failure to attract new large customers would likely significantly decrease our revenues and future prospects, which could materially and adversely affect our business, financial condition and results of operations.

We depend upon key members of our employees and management, the loss of which could have a material adverse effect upon our business, financial condition and results of operations.

Our business is greatly dependent on the efforts of the Chief Executive Officer, Mr. Norman E. Corn, Chief Financial Officer, Mr. Patrick E. Delaney, and Chief Technology Officer, Mr. William Whitney and other key employees, and on our ability to attract key personnel. Other than with respect to Messrs. Corn, Delaney, and Whitney, we do not have employment agreements with our other key employees. Our success depends in large part on the continued services of our key management, sales, engineering, research and development and operational personnel and on our ability to continue to attract, motivate and retain highly qualified employees and independent contractors in those areas. Competition for such personnel is intense and we cannot assure you that we will successfully attract, motivate and retain key personnel. While all of our employees have entered into non-compete agreements, there can be no assurance that any employee will remain with us. Our inability to hire and retain qualified personnel or the loss of the services of our key personnel could have a material adverse effect upon our business, financial condition and results of operations. Currently, we do not maintain "key man" insurance policies with respect to any of our employees.

We rely on several contract manufacturers to supply our products. If our product manufacturers fail to deliver our products, or if we lose these suppliers, we may be unable to deliver our product and our sales and revenues could be negatively impacted.

We rely on three primary contract manufacturers to supply our products: PPI Time Zero, Ituner Networks Corp., and ACE Electronics, Inc. If these manufacturers fail to deliver our products or if we lose these suppliers and are unable to replace them, then we would not be able to deliver our products to our customers. This could negatively impact our sales and revenues and have a material adverse affect on our business, financial condition and results of operations.

Our certificate of incorporation and bylaws contain limitations on the liability of our directors and officers, which may discourage suits against directors and executive officers for breaches of fiduciary duties.

Our Certificate of Incorporation, as amended, and our Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by or in our right for breach of a director's duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in, or not opposed to our best interests. The Certificate of Incorporation and the Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise benefit our stockholders and directors and officers.

RISKS ASSOCIATED WITH OUR SECURITIES

We do not anticipate the payment of dividends.


We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

There is potential for fluctuation in the market price of our securities.


Because of the nature of the industry in which we operate, the market price of our securities has been, and can be expected to continue to be, highly volatile. Factors such as announcements by us or others of technological innovations, new commercial products, regulatory approvals or proprietary rights developments, and competitive developments all may have a significant impact on our future business prospects and market price of our securities.

Shares that are eligible for sale in the future may affect the market price of our common stock.

As of April 20, 2005, an aggregate of 6,651,242 of the outstanding shares of our common stock are "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 (Rule 144). These restricted shares may be sold pursuant only to an effective registration statement under the securities laws or in compliance with the exemption provisions of Rule 144 or other securities law provisions. In addition, 5,565,629 shares are issuable pursuant to currently exercisable options, 3,373,882 shares are issuable pursuant to currently exercisable warrants, 1,555,570 shares are issuable pursuant to currently convertible preferred stock of 155,557 shares and 2,409,638 shares are issuable pursuant to a convertible debenture. Future sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could negatively affect the price of our common stock.

We may be restricted from issuing new equity securities.

In September 2002, we issued shares of Series A Preferred Stock to several investors. Under the terms of the preferred stock, any issuances of equity securities or securities convertible into or exercisable for equity securities require the prior approval of the holders of a majority of the outstanding shares of Series A Preferred Stock. While two of our directors currently own a significant portion (48.75%) they do not constitute a majority of such preferred stock. While the Company has been successful in obtaining the consent of a majority of the series a preferred stock when the Board of Directors has requested, there can be no assurance that the company will continue to be able to obtain such consent. If the Company is unable to obtain this approval, the Company would be prevented from issuing equity securities which would preclude the Company from raising equity financing, utilizing equity based compensation plans and from other actions requiring the issuance of equity securities. In addition, the consent of certain of our existing investors (which consent may not be unreasonably withheld or delayed) is required in connection with certain financings involving (subject to certain exclusions) the issuance of securities in which the purchase price, number of securities, exercise price or conversion rate are subject to future adjustment. Failure to obtain such consent could restrict the Company's ability to avail itself of the benefits of such financings.

Our common stock is subject to penny stock regulation that may affect the liquidity for our common stock.

Our common stock is subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

                           FORWARD LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, in particular and without limitation, statements contained herein under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. These include uncertainties relating to our intellectual property, our expansion plans, and rapid technological changes. Such forward-looking statements generally are based upon the Company's best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "project," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Readers should carefully review the "Risk Factors" section and any other cautionary statements contained in this prospectus and our other public filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale or other disposition of common stock or interests therein by the selling stockholders. We may receive proceeds of up to $1,601,113 if all the warrants relating to shares registered hereby are exercised for cash. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Principal Market And Market Prices

Our common stock has traded in the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol "IONN.OB." The following table sets forth for the indicated periods the high and low bid prices of the common stock for the two fiscal years ended December 31, 2004, 2003, and for the period from January 1, 2005 through April 20, 2005 as reported on the OTCBB. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

Fiscal Period             Year Ended December 31,      Year Ended December 31,     Year Ended December 31,
                                    2005                         2004                        2003
                            High           Low            High           Low          High           Low
First Quarter                 .27            .17             .20          .04           .28           .05
Second Quarter*               .19            .13             .14          .05           .11           .05
Third Quarter                   -              -             .37          .06           .11           .05
Fourth Quarter                  -              -             .44          .19           .11           .04

* Through April 20, 2005

Approximate Number Of Holders Of Our Common Stock

On April 20, 2005, there were approximately 408 stockholders of record of our common stock.

Dividends

We have never declared dividends or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Overview

ION Networks, Inc ("ION" or the "Company") designs, develops, manufactures and sells security solutions that protect enterprise network administrative interfaces from improper, unauthorized or otherwise undesirable access from external and internal sources. Administrative interfaces are the network access points used by highly trained technical individuals who are charged with the responsibilities of maintaining and supporting the networks and devices employed within the networks such as servers, routers, PBXs and similar network equipment. These technicians may be employees of the enterprise or employed by third parties such as managed service providers, consultants, device vendors or application developers. In all cases, they are considered "trusted insiders" since in order to perform their jobs; permission to enter and work within the network must be granted. The Company's solution, comprised of centralized management and control software, administrative security appliances and soft tokens, are designed to provide secure, auditable access to all administrative interfaces and monitored security once working within the network. Service Providers, Enterprises and Governmental Agencies utilize the ION solution globally in their voice, data and converged environments, to establish and maintain security policies while providing the support and maintenance required of networks and their devices.

The Company is a Delaware corporation founded in 1999 through the combination of two companies - MicroFrame ("MicroFrame"), a New Jersey Corporation (the predecessor entity to the Company, originally founded in 1982), and SolCom Systems Limited ("SolCom"), a Scottish corporation located in Livingston, Scotland (originally founded in 1994). The Scottish corporation was dissolved in 2003. The Company's principal objective was to address the need for security and network management and monitoring solutions, primarily for the PBX-based telecommunications market, resulting in a significant portion of our revenues being generated from sales to various telecommunications companies.

During 2004, the Company's financial condition improved particularly with the operating results in the last half of 2004 where the company posted two successive quarters of earnings and over $1.0 million in revenue for each quarter. The Company generated $108,279 in cash provided by operating activities in 2004 compared to $376,940 used in 2003. Also, in 2004 the Company increased its investments in new products to be rolled-out in 2005 and still was able to improve the overall annual usage of cash and cash equivalents, with the net decrease to $70,274 from a net decrease of $507,973 in 2003. The Company continues to have a delicate cash position and while the future viability of the organization has significantly improved, it is necessary for it to continue to strictly manage expenditures and to increase product revenues despite the cash infusion of $750,000 on March 31, 2005 from the sale of 4,411,765 shares of common stock.

Results Of Operations

The Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues for the year ended December 31, 2004 were $3,616,261 as compared to $3,342,620 for the year ended December 31, 2003, an increase of approximately 8% or $273,641. This increase is attributable mainly to the growth in the number of units sold for the year 2004 compared to 2003 offset in part by a slight reduction in maintenance revenues. This reversal in the trend for the Company of declining year over year revenues was caused primarily by the growth of the ION's Original Equipment Manufacturing (OEM) business and by a general rebound in the telecommunications sector of the economy. The Company's prices declined slightly in 2004 when compared to 2003 reducing gross margin as a percentage of revenue from 73.3% in 2003 to 70.5% in 2004.

Research and development expenses, net of capitalized software development, increased to $598,012 for the year ended December 31, 2004 from $503,146 for the year ended December 31, 2003, an increase of 18.8%. This increase for research and development expenditures was primarily due to the higher expenses related to the conversion of certain products to a Linux based platform from a proprietary software platform and the preliminary outside consulting services related to new product development.

Selling, general and administrative expenses decreased 5.6% from $2,452,031 for the year ended December 31, 2003 to $2,314,834 for the year ended December 31, 2004. This decline in expense was due primarily to certain cost containment programs implemented by management particularly for insurances, professional services and the full year impact of the move in 2003 of the Company's headquarters to a more efficient facility.

Depreciation and amortization was $409,485 for the year ended December 31, 2004 compared to $736,694 for the year ended December 31, 2003, a decrease of $327,209 or approximately 44.4%. The primary reason for this reduction in 2004 as compared to 2003 was that the Company did not purchase depreciable fixed assets at a rate equal to prior periods due to a shift of the Company's reduction in staff and outsourcing of certain manufacturing processes.

The Company acquired a corporation business tax benefit certificate pursuant to New Jersey law, which relates to the surrendering of unused net operating losses. For the year ended December 31, 2004 and for the year ended December 31, 2003, the Company received a benefit of $322,831 and $227,151, respectively.

During the year ended December 31, 2004 the Company recognized benefits from restructuring in the amount of $180,533 compared to $405,402 for the year ended December 31, 2003.

The Company had a loss of $249,840 for the year ended December 31, 2004 compared to a loss of $603,792 for the year ended December 31, 2003 or an improvement of $353,952.

Financial Condition And Capital Resources

The Company's working capital balance as of December 31, 2004 was $372,861 compared to $287,930 as of December 31, 2003.

Net cash provided by operating activities during the year ended December 31, 2004 was $108,279, compared to net cash used in operating activities of $376,940 during the year ended December 31, 2003. The $485,219 improvement in cash provided from operations was primarily a result of the decrease in net losses of $353,952 for the year ended December 31, 2004 compared to the year ended December 31, 2003.

Net cash used in investing activities during the year ended December 31, 2004 was $321,963, compared to net cash used of $59,167 in year ended December 31, 2003. The increase of $262,796 of the net cash used in investing activities during the year ended December 31, 2004, was due to a slight increase of capitalized software expenditures in 2004 of $310,223 compared to $214,996 in 2003 and that in the prior year there were offsets against capital spending for the release of restricted cash of $125,700 and sale of certain assets of $30,129.

Net cash provided by financing activities during the year ended December 31, 2004 was $143,410, compared to $85,135 used in the year ended December 31, 2003. Financing activities during the year ended December 31, 2004 include the sale of a $200,000 convertible debenture to Mr. Steven Deixler in August 2004 (see item 5 - Recent Sales of unregistered securities) and exercise of $11,250 of employee stock options. During 2003 there were no financings.


On March 31, 2005, the Company entered into a investment agreement with the New York based institutional investment firm Special Situations Fund III, LP and several related funds (the "SSF Funds"), pursuant to which Ion completed a private placement of 4,411,765 shares of common stock and warrants to purchase an additional 2,205,882 shares of common stock. The total offering price was $750,000. This cash infusion should permit the Company to complete engineering, build initial inventory stocks and expend some marketing funds on the launch of its two new product offerings and have some cash remaining for general corporate purposes.

Critical Accounting Policies

Use of Estimates -

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

The significant estimates include the allowance for doubtful accounts, allowance for inventory obsolescence, capitalized software including estimates of future gross revenues, and the related amortization lives, deferred tax asset valuation allowance and depreciation and amortization lives.

Allowance for Doubtful Accounts Receivable -

Accounts receivable are reduced by an allowance to estimate the amount that will actually be collected from our customers. If the financial condition of our customers were to materially deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

Inventory, net -

Inventory is stated at the lower of cost (average cost) or market. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. If our estimate of future demand is not correct or if our customers place significant order cancellations, inventory reserves could increase from our estimate. We may also receive orders for inventory that has been fully or partially reserved. To the extent that the sale of reserved inventory has a material impact on our financial results, we will appropriately disclose such effects. Our inventory carrying costs are not material; thus we may not physically dispose of reserved inventory immediately.

Capitalized Software -

The Company capitalizes computer software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"). SFAS No. 86 requires that the Company capitalize computer software development costs upon the establishment of the technological feasibility of a product, to the extent that such costs are expected to be recovered through future sales of the product. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. These costs are amortized by the greater of the amount computed using (i) the ratio that current gross revenues from the sales of software bear to the total of current and anticipated future gross revenues from the sales of that software, or (ii) the straight-line method over the estimated useful life of the product. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

We record impairment losses on capitalized software and other long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our estimates.

                             Description of Business


Overview

ION Networks, Inc and subsidiary ("ION" or the "Company") designs, develops, manufactures and sells security solutions that protect enterprise network administrative interfaces from improper, unauthorized or otherwise undesirable access from external and internal sources. Administrative interfaces are the network access points used by highly trained technical individuals who are charged with the responsibilities of maintaining and supporting the networks and devices employed within the networks such as servers, routers, PBXs and similar types of equipment. These technicians may be employees of the enterprise or employed by third parties such as managed service providers, consultants, device vendors or application developers. In all cases, they are considered "trusted insiders" since in order to perform their jobs; permission to enter and work within the network must be granted. The Company's solution, comprised of centralized management and control software, administrative security appliances and soft tokens, are designed to provide secure, auditable access to all administrative interfaces and monitored security once working within the network. Service Providers, Enterprises and Governmental Agencies utilize the ION solution globally in their voice, data and converged environments, to establish and maintain security policies while providing the support and maintenance required of networks and their devices.

As network complexity continues to rise, particularly with the growing movement toward IP (internet protocol) based networks (converged environments,) security implications for both enterprises and their service providers are growing even more rapidly. The significant growth in outsourcing of network and device support and maintenance functions has required an increasing level of `trust' between enterprise and service provider as well as heightened the level of competition between managed service providers. New compliance and privacy legislation and regulations are having an equally broad impact. Management and control requirements have escalated with the advent of Sarbanes-Oxley and the numerous privacy laws recently enacted such as Gramm-Leach-Bliley, HIPPA, California SB 1386, etc.

Service providers are struggling to maintain expertise throughout their geographic footprint. They are faced with an expanding deployment of enterprise security strategies and an inability to implement security solutions independently. On the other side, enterprises have become more cost conscious, working to extend the life of their legacy devices and aggregate network connections through the Internet. With all this movement, there is little consistency or standards regarding security and service delivery as the number of trusted insiders increases dramatically. The implications are enormous, particularly when understanding that the average cost of a network breach, reported by the 2003 CSI/FBI Security Survey, is $56,000 when it occurs from external sources (through the perimeter of the network) and in excess of $2.5 million when it is caused by an "insider." There are many effective and popular `security solutions' that address the perimeter, such as Firewalls, Intrusion Detection Systems, Virtual Private Networks and anti-virus software, providing protection from the typical hacker as well as end users. However, little attention has been paid to securing administrative interfaces where either maliciously or inadvertently, information and data can be easily compromised or destroyed. This is the arena in which ION focuses.

ION's solution provides customers with secure access as well as forensic security within their owned and managed networks. It is a robust solution that is highly scalable, reliable, simple to use and cost effective. The solution also provides monitoring and alarming of the environment such as temperature and contact closures, forensics and buffering, and security logging of all activities down to the keystroke level. Due to the fact it is vendor agnostic, broad connectivity to virtually all network devices is guaranteed. The combination of ION's single sign-on centralized management and control software, PRIISMS, our administrative security appliances and our two factor authentication tokens, mitigates the impact of potential network breaches. These breaches would likely cause financial losses to the enterprise due to lost revenue and lost intellectual property; plummeting customer satisfaction, and corporate embarrassment with most consumers attuned to security issues and where reputations cannot be quickly rebuilt; extensive physical and environmental damage as well as data corruption; and the difficult and costly tasks of detection and recovery. ION's solutions are used in small, remote branch locations, medium to large local and global networks as well as data centers, ranging from a few to thousands of devices.

Though the Company's focus is providing hardware and software solutions, ION also offers support and maintenance programs. Services revenue is typically generated from systems engineering and maintenance services in conjunction with the sale of our solutions.

ION's solutions are distributed via three channels: (i) a direct sales force,
(ii) indirect channels such as service providers and original equipment manufacturers (OEM) and (iii) resellers both domestically and internationally. In addition to these distribution channels, the Company segments its target markets by (i) enterprises, (ii) service providers and (iii) governmental agencies. Each market segment has unique characteristics and provides significant opportunities for future growth.

ION Networks, Inc. is a Delaware corporation founded in 1999 through the combination of two companies, MicroFrame, Inc. (originally founded in 1982), a New Jersey corporation and SolCom Systems Limited (originally founded in 1994), a Scottish corporation located in Livingston, Scotland. The Scottish corporation was dissolved in 2003. In 1999, the Company expanded through the purchase of certain assets of LeeMAH DataCom Security Corporation. The Company currently has over 300 customers located in 35 countries and more than 50,000 appliances and devices currently in use. References in this document to "we," "our," "us," and "the Company" refer to ION Networks, Inc. Our principal executive offices are located at 120 Corporate Blvd. South Plainfield, New Jersey 07080, and our telephone number is (908) 546-3900.

 Market Background

         The Exposure

Accelerated growth of market factors such as increasing network complexity and expansion of network management outsourcing has resulted in a far greater need for security of network administrative interfaces. These interfaces are used for network and device management, maintenance and repair, as well as updates and changes. The administrative `sessions' are active in all types of networks including voice networks, data networks and networks supporting critical infrastructure such as electronic distribution. To perform these functions effectively and efficiently, both local and remote access is required.

         The "Inside" Threat is Real

Enterprises and service providers alike must consider the human element in performing network support and maintenance. In addition to the outsourcing of many IT functions, employee turnover at both the enterprise and service provider plays a key role in secure access and network security. Today, the `insider' is everywhere, even outside. The technical environment poses additional challenges. Remote access is necessary to maintain any semblance of cost controls and access is quite simple. The risk of a security breach has never been higher. The `trusted' community is large, knowledgeable and potentially motivated. Inconsistent, ineffective, and non-existent security practices exist in far too many places. An inadvertent breach is as costly as a malicious attack. According to The National Strategy to Secure Cyberspace (part of The President's Critical Infrastructure Protection Board,) "approximately 70 percent of all cyber attacks on enterprise systems are believed to be perpetrated by trusted insiders." The former Director of Security Strategies of The Hurwitz Group stated, "For every in-house attack reported, there could be as many as 50 that go either unreported or undetected." Newspapers, magazines and government publications are littered with articles about security breaches such as the US Department of Justice press release on November 26, 2001 where, "former (network hardware vendor) accountants sentenced for unauthorized access to computer systems to illegally issue almost $8 Million in company stock to themselves" and the US Department of Justice press release on December 18, 2003, where a "Milford man pleads guilty to intrusion and theft of data costs company $5.8 Million."

         To Make Matters Worse . . .

Federal regulations are stringent and increasing while new legislation from States has already begun. Fines for mismanagement have been greatly increased. Penalties, formerly just at the corporate level are now targeted at individuals as well. Executives are now personally responsible and liable for fines, incarceration and professional sanctions. Fragile customer trust is fueling negative publicity while legal costs are rising. In an effort to combat these realities, organizations have learned that compliance is not simple. Regulations are sweeping, yet vague. Implications are felt across all departments and ignorance is no longer an accepted excuse. ION's solutions help mitigate these risks.

         The Market is Growing

IDC and Janney Montgomery Scott Research estimated the worldwide Network Security Market at over $25 Billion in 2004 with a compound annual growth rate of greater than 27%. The US Network Security Market was estimated at approximately $7 Billion in 2004 with 2006 estimates at about $10 Billion by Datamonitor. In addition, a 2003 survey by PricewaterhouseCoopers and CIO magazine showed a 62% increase in security spending with the top strategic initiatives being: blocking unauthorized access and enhancing network security. We believe enterprises, service providers and government agencies are recognizing, in constantly increasing numbers, the vulnerabilities associated with the lack of secure network access and internal network security and the markets for ION's solutions will continue to grow at higher rates than in the past.

The ION Networks Solution

At the core of enterprise networks is proprietary data and information. It is typically accessed by its end user population through the perimeter of the network to applications that massage and organize the data and information. In order to gain access, users have to go through firewalls, intrusion detection systems, anti-virus software and other tools. The overall enterprise contains many different networks such as a Data Network with routers and switches, a Voice Network with PBXs and voicemail, an IT Network with servers and network attached storage, and middleware such as databases and applications. In order to maintain and support the various enterprise networks and their devices, internal network support staff along with equipment vendors, managed service providers, IT consultants, etc., must have access. ION's integrated solution includes PRIISMS, which provides controlled centralized access and administrative management access; a family of administrative security appliances, which provide local security for remote access sessions and include encryption, strong authentication and environmental monitoring; and 3DES soft tokens with two factor authentication, which can be used from a Windows PC, Palm or Blackberry.

         The Value Equation

The value of ION's solution can be viewed through the eyes of the Company's Enterprise customers, Service Provider customers, and in many cases, both. A sample of elements that provide value to both include:

o Scalable across thousands of distributed locations and tens of thousands of protected endpoints. The modular hardware design and robust software allow the solution to be easily expanded.
o Reduces knowledge of inner workings of networks by masking routes to equipment preventing endpoints from being accessed independently.
o Provides audit and forensic data through the real-time monitoring of administrative sessions, instantly identifying incorrect network administration as well as a tool for fault diagnostics.
o Provides alarms for network and device outages, vulnerabilities and environmental events through polling to accelerate fault identification and resolution while allowing immediate response to an impending breach.
o Provides high availability with both in-band and out-of-band secure access

         A few elements of the value equation that address enterprise concerns include:

o Regulatory compliance support by encrypting, recording and reporting all device management activities, controlling access to information and maintaining privacy.
o Reduces internal and external threats since access to information is approved or denied at a central point and monitoring of user activity and endpoints is accomplished in real-time.
o Provides a mechanism to implement and maintain enterprise-wide security policies
o Provides investment protection with full security and monitoring for legacy devices

         A few of the value elements that address the many challenges facing service providers include:

o Increased margins through more efficient management and a central point of control
o Reduced costs since less headcount and fewer `truck rolls' are required
o Enhanced ability to meet their customers' security policies and service level agreements
o        Differentiated and expanded service offerings
o        Reduced downstream liability due to increased audit controls
o Lower cost of ownership by providing multiple functions in a single solution along with ease of device management.


ION Networks Products and Services

ION Networks provides a complete network and information security solution that provides secure access to enterprise networks through administrative interfaces as well as secure access to devices within the network. The specific devices the technical users may access and work upon, as well as what actions may be performed on those devices, can be controlled from a central point using ION's PRIISMS software. Once authorization is granted and user authentication completed, the users' activities can be monitored and tracked, down to the keystroke level. Should the technical user attempt to perform an action without permission, an alarm can be broadcast, preventing a breach before it occurs. Additionally, the environment and devices may be monitored with specific alarms that are sent due to water, heat or other damaging factors, including disconnecting of lines or devices or doors left ajar. The ION security solution is based on centralized security policy management and distributed security policy enforcement. It consists of ION's Administrative Security Gateway, PRIISMS for centralized management and control, and ION's Administrative Security Appliances for distributed secure access and monitoring. ION also provides training, consulting and support services to our customers and partners.

     ION PRIISMS  - Administrative Security Gateway

Through its web-based user interface, PRIISMS provides connectivity to a vast array of managed endpoints from nearly every vendor covering a variety of platforms. This administrative security gateway enables authenticated administrators and technicians to configure, troubleshoot and manage geographically dispersed network devices from a central operations center within a secure environment. PRIISMS also provides centralized, 24x7 surveillance and provisioning across the entire suite of ION Administrative Security Appliances.

     Key Capabilities include:


|X|      Single Sign-On Environment for Local and Remote Access.
                Multi-factor authentication via ION soft tokens or 3rd party vendor hard tokens
                Support for in-band and out-of-band connectivity
                Control of all device access information
                Masking of IP addresses and phone numbers
                Point and click access to all authorized devices
|X|      Secure Environment for all Administrative Access
                Instant VPN tunneling for automatic encrypted sessions
                HTTPS or SSH connections for all users
|X|      Centralized Administration for large Device Networks
                User management of access to each device
                Centralizes alarm notification, logging and consolidation Device polling
                Real-time, forensic monitoring and control of user sessions to the keystroke level
|X|      Scalable, Web-Based Architecture
                Easily manage large (5000+) device communities
                Easily handle great number of concurrent users

ION Administrative Security Appliances

ION appliances provide a connection point for secure, authorized access, and also act as a barrier to access by unauthorized systems and individuals. ION appliances integrate secure connectivity, monitoring, alarming and event logging of administrator level users into a single appliance, providing simplified and cost effective protection against unintentional or malicious security threats. ION's suite of appliances support 2, 4, 16 or 28 serial ports, 1 or 2 modems, up to 2 Ethernet ports, multifactor authentication, and environmental sensor inputs including up to 144 contact closures, 2 relay connectors, 2 temperature sensor inputs and 1 analog input. In addition, the majority of ION appliances include support for encrypted sessions and a firewall.

Key Capabilities include:

|X|      Connectivity
                Serial and Ethernet Connectivity
                Built-in VPN, Router, Firewall capability
|X|      Security
                Appliance logs
                Logging of All Sessions - Distribution over Dial-up,
                   Ethernet or via PRIISMS
                PBX, VM, Router Monitoring (ASCII, PING)
                Control of external devices for Device Reboot (intelligent power controller)
|X|      Monitoring and Alarming
                Environment
                    Hi Temperature, Low Temperature
                    Water, Humidity
                    Contact Closures - Monitor UPS, Doors, Motion
                Relays - Remotely Open Doors, Turn on Fan, Turn on Alarm or
                    Flashing Light
                Access - Notification of Login Success, Failure
                Cables - Notification of Device Disconnect or Failure
                Multiple Delivery Methods, Locations (SNMP, SMTP, Pager, ASCII)
|X|      Buffering / Forensics
                Session Buffering
                Host Port Buffering
                Core Dump


ION Soft Tokens

ION soft tokens are simple to use. Each user may be assigned a `disposable' ION soft token via email or the web which can be loaded onto a Windows(R), RIM(R) Blackberry(TM) or PalmOS(R) device. Each time the user requests connectivity to PRIISMS or an appliance, they are challenged to enter additional criteria generated by the token that will positively identify them. ION soft tokens utilize strong 3DES encryption and can be quickly activated and deactivated through PRIISMS.

Wide Range of Protected Infrastructure Devices

ION network and information security solutions protect a growing variety of infrastructure devices provided by leading IT and telecommunications network and system vendors, including vendors of:

o    Access Servers                          o    Multi-Service Switches
o    Routers                                 o    Optical Switches
o    VoIP Platforms                          o    PBXs (Switched & IP)
o    Call Management Systems                 o    Power Protection Systems (UPS)
o    Carrier Grade Multi-Service Switches    o    Application Servers
o    Cellular Switches                       o    SONET Switches
o    CSU/DSUs                                o    SS7 Switches
o    Databases                               o    DSLAMs
o    Integrated Access Devices               o    Storage Area Networks
o    LAN Switches                            o    Terminal Servers
o    Mail Servers                            o    UNIX Servers
o    Messaging Servers                       o    Wireless Switches


Strategy

Having narrowed our focus over the last year, the Company's goal is to concentrate on providing secure administrative access to enterprise networks while delivering a full security solution to our target markets. Our emphasis will be on the value provided to Service Providers, Enterprises and Government agencies rather than simply our technology. Key items of value include:

|X|             Scalability across thousands of distributed locations and tens of thousands protected endpoints
                        Modular hardware design and robust centralized
                           management and control software
                         Easily expandable solutions
|X|             Reduction in the knowledge of the inner workings of networks
                        Routes to devices and information are masked
                        Endpoints cannot be independently accessed
|X|             Provision of audit and forensic data and real-time monitoring of administrative sessions
                        Identifying incorrect network administration
                        Providing a tool for fault diagnosis
|X|             Providing alarms to devices and environmental elements through polling
                        Mechanism for fault identification and resolution Provide for immediate response to an impending breach
|X|             Enabling compliance with current legislation
                        Providing control over access to information
                        Maintaining privacy
|X|             Reduction of internal and external threats
                        Approval or denial, at a central point, of access to
                           information
                        Monitoring user activities and endpoints in real-time
|X|             Reduction of costly administrative activities
                        Providing a single sign-on, central point of
                           administration
                        Eliminating time and costs associated with password
                           changes
                        Significantly reducing the requirement for on-site
                           support
|X|             Continuing to be completely vendor agnostic
|X|             Providing high availability through secure in-band and
                out-of-band access

Our goal is to become recognized by our target markets as an industry leader and the standard by which secure access and network security solutions are measured. Key elements of our strategy include:

Increase Percent of Value Delivered through Software. Continuing upon the direction of providing most of our new and enhanced value through our software technology, changing the hardware / software mix of the ION solution and enabling the Company to deliver greater value more rapidly.

Expand, Update Product Line, Develop New Products, and Reduce Manufacturing Costs. The Company is pursuing a strategy of leveraging the open source development community and intends to expand our current offerings at both the entry and top end of our product offerings. The Company also intends to better align its solutions with its target markets, recognizing the different value equations for each. By reducing manufacturing costs we will be able to maintain margins while addressing the price pressures of the market.

Establish the ION Networks Brand. We believe that strong brand recognition in our target markets is important to our long-term success. We intend to continue to strengthen our brand names through increased corporate marketing, a newly refreshed web site, direct mailings to customers in all our target markets and public relations. The positioning of our solutions and the value they provide will contribute both our direct and more importantly, our indirect sales efforts.

Expand Indirect Channels. Our strategy is to build and expand our base of indirect channel partners domestically and internationally through new marketing programs and by leveraging current relationships.

Expand Strategic Original Equipment Manufacturer Relationships. By entering into original equipment manufacturer ("OEM") arrangements to sell our products, we intend to leverage our sales capabilities and expand penetration of our target markets.

Customers

During the year ended December 31, 2004, 54 customers generated $3,616,261 in revenue from hardware, software, services, maintenance and repairs. Historically, our largest customers have been service providers primarily in the United States and in Europe. See also "Risk Factors - We rely on several key customers for a significant portion of our business, the loss of which would likely significantly decrease our revenues" on page 4. While ION has begun to penetrate the corporate market and, in particular, the financial services sector, the majority of revenues continue to come from our traditional customer base.

ION customers can be categorized based on three target markets: Enterprises, Service Providers and Governmental Agencies:

Enterprises. The Enterprise target market consists of non-governmental organizations that use their network infrastructure as a platform to provide their own goods or services. There are many sectors in the enterprise market, including, but not limited to, banking, financial services, insurance, energy, manufacturing, retailers, pharmaceuticals, healthcare, technology and transportation.

Service Providers. The service provider target market consists of businesses that use their network infrastructure to provide services to their customers and provide managed services to enterprises, supporting their networks and devices. It also includes resellers of solutions such as ION's, who provide complementary services to their customer base.

Governmental Agencies. The Government target market consists of domestic and foreign governmental agencies that provide internal services to their constituencies. Particular emphasis is placed on agencies within the Department of Defense and the Department of Energy.

Sales and Marketing

Our marketing programs are intended to promote ION Networks and brand awareness to build our reputation as a supplier of highly scalable, robust, reliable, easy-to-use and cost-effective secure access and network security solutions. During the year ended December 31, 2004, the Company did not have the financial resources to adequately promote and strengthen our brand. ION attempted to repair damaged customer relationships by frequent, direct executive communications with customers. The relative effectiveness of this customer retention program has been demonstrated by improved operating results in 2004. We intend to expand and strengthen our customer and channel relationships through additional marketing programs and staff, as well as increased promotional activities as resources become available.

While we believe ION solutions are suited for both direct sale to customers and indirect channels where it is not economically efficient for us to sell directly to end user organizations, we are focusing on the opportunity to leverage the sales forces of our service provider customers and resellers.

Direct Sales. On December 31, 2004, the Company's sales and marketing headcount stood at 4. For the year ended December 31, 2004, approximately 15% of ION's revenue came from direct sales.

Indirect Sales/Channel Partners. We also market and sell our solutions via indirect channels through Service providers and reseller partners in the United States and in Europe. Indirect sales accounted for approximately 47% of our total revenue for the year ended December 31, 2004. Our VAR partnerships are non-exclusive.

Original Equipment Manufacturers (OEMs). We enter into select original equipment manufacturer relationships in order to take advantage of well-established companies that sell into our target markets. We believe these relationships expand our overall market penetration. The terms of our agreements with these customers vary by contract, but have typically been for three year terms. For the year ended December 31, 2004, our original equipment manufacturer revenue accounted for approximately 38% of total revenue.

Geographic Distribution. We divide our sales organization regionally into three territories: (1) the United States and Canada, (2) Europe, the Middle East and Africa, and (3) other locations.

For the year ended December 31, 2004, approximately 80% of ION's sales were in the United States and Canada and 20% Europe, the Middle East, Africa and other locations. (Refer to Note 12 in the Company's Consolidated Financial Statements.)

Technical Services

We offer our customers a range of support services that includes technical support either by phone or electronically, product maintenance and repair, custom development and professional support services. Our technical services staff, including quality assurance, is located at our corporate headquarters in South Plainfield, New Jersey.

Competition

The market for secure network access and security solutions is worldwide, highly competitive, and growing rapidly. Competitors can be generally categorized as either: (i) vendors who provide high performance, security point products, or
(ii) suppliers of network management appliances that provide limited security features. Many of these individual solutions require additional products in order to implement a comprehensive network access and security solution. Current and potential competitors in our markets include, but are not limited to the following companies, all of which sell worldwide or have a presence in most of the major markets for such products:

o   Alarm and Buffer Box vendors  such as: Data Track, Teltronics, OmniTronics;

o   Network vendors  such as: Cisco, Juniper;

o   Terminal Server vendors such as: MRV, Cyclades, Digi;

o   Secure Modem vendors  such as: US Robotics, Multitech.

Many competitors have generally targeted large organizations' perimeter security needs with VPN, firewall and intrusion detection systems that range in price from under one thousand to hundreds of thousands of dollars. These offerings may increase competitive pressure on some of our solutions, resulting in both lower prices and gross margins. Many of our current or potential competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than ION. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business. See also "Risk Factors - We face significant competition and if we do not compete successfully, our results of operations may be adversely affected" on page 3.

Sources And Availability Of Materials

The Company designs its security appliances utilizing readily available parts manufactured by multiple suppliers and relies on and intends to continue to rely on these suppliers. Our principal suppliers are Arrow Electronics, Inc., PPI Time Zero, Ituner Networks Corp., AVNET, Inc. and ACE Electronics, Inc.. The Company has been and expects to continue to be able to obtain the parts required to manufacture its products without any significant interruption or sudden price increase, although there can be no assurance that it will be able to continue to do so.

The Company sometimes utilizes a component available from only one supplier. If a supplier were to cease to supply this component, the Company would most likely have to redesign a feature of the affected device. In these situations, the Company maintains a greater supply of the component on hand in order to allow the time necessary to effect a redesign or alternative course of action should the need arise.

Dependence On Particular Customers

Historically, the Company has been dependent on several large customers each year, but they are not necessarily the same every year. In general, the Company cannot predict with certainty, which large customers will continue to order our products. The loss of any of these large customers, or the failure to attract new large customers, could have a material adverse effect on the Company's business.

Intellectual Property, Licenses And Labor Contracts

The Company holds no patents on its technology. Although it licenses some of its technology from third parties, the Company does not consider any of these licenses to be critical to its operation.

The Company has made a consistent effort to minimize the ability of competitors to duplicate the software technology utilized in its solutions. However, the possibility of duplication of its products remains, and competing products have already been introduced.

Governmental Approvals And Effect Of Governmental Regulation

The Company's solutions may be exported to any country in the world except those countries restricted by the anti-terrorism controls imposed by the Department of Commerce. These anti-terrorism controls prohibit the Company from exporting some of its solutions to Cuba, Libya, Iran, Iraq, North Korea, Sudan and Syria without a license. As with all U.S. origin items, the Company's solutions are also subject to the Bureau of Export Administration's ten general prohibitions that restrict exports to certain countries, organizations, and persons.

As required by law or demanded by customer contract, the Company obtains approval of its solutions by Underwriters' Laboratories. Additionally, because many of the products interface with telecommunications networks, the Company's products are subject to several key Federal Communications Commission ("FCC") rules requiring FCC approval.

Part 68 of the FCC rules contains the majority of the technical requirements with which telephone systems must comply in order to qualify for FCC registration for interconnection to the public telephone network. Part 68 registration requires telecommunication equipment interfacing with the public telephone network to comply with certain interference parameters and other technical specifications. FCC Part 68 registration for ION's products has been granted, and the Company intends to apply for FCC Part 68 registration for all of its new and future products.

Part 15 of the FCC rules requires equipment classified as containing a Class A computing device to meet certain radio and television interference requirements, especially as they relate to operation of such equipment in a residential area. Certain of ION's products are subject to and comply with Part 15.

The European Community has developed a similar set of requirements for its members and the Company has begun the compliance process for its products in Europe. Additionally, ION has certified certain of its products to the NEBS (Network Equipment Business Specification) level of certification. This is a certification that was developed by Bellcore (now Telcordia Technologies) and is required by many of ION's telecommunications customers.
Research And Development Activities

As of December 31, 2004, the Company had 5 R&D staff members devoting part of their time to research and development activities. We believe the effort of these employees will be minimally sufficient to allow the Company to keep up with technology advances for the foreseeable future. However, the Company intends to increase staff during 2005, as resources become available, in order to more rapidly introduce new and enhanced products. In 2004, the Company incurred a charge of $598,012 for R&D activities.

The current R&D staff was primarily responsible for the successful completion and delivery of the most recent ISOS software releases and enhancing PRIISMS functionality. They also enhanced the code base to meet major customer requirements and significantly reduced the number of product issues affecting our customers. In addition, the quality assurance function was reestablished and has designed a new QA lab for product testing.

Employees


As of December 31, 2004, the Company had 23 employees, 21 full-time employees and 2 part-time employees. This headcount includes 9 technical and production, 7 sales, marketing and support, and 7 financial, administrative and executive capacities. None of the Company's employees are represented by labor unions. The Company considers it has generally satisfactory relations with its employees.

                             DESCRIPTION OF PROPERTY

The Company entered into a lease on August 1, 2003 for approximately 7,000 square feet for its principal executive offices at 120 Corporate Blvd., South Plainfield, New Jersey. The base rent is $4,505 per month effective October 2003 through July 2006. The Company is also obligated to make additional payments to the landlord relating to certain taxes and operating expenses.

The Company abandoned the lease space at 48834 Kato Road, Fremont, California in the Bedford Fremont Business Center. This lease commenced on June 1, 1999 and is for a term of 60 months with monthly rent payable by the Company to the landlord as follows: $7,360 per month for the first 12 months of the term; $7,590 per month for months 13-24; $7,820 per month for months 25-36; $8,050 per month for months 37-48; and $8,280 per month for months 49-60. The Company entered into an abandonment agreement with the landlord in March of 2003. As a result, the Company recorded a one-time charge to Restructuring of $123,510 in the quarter ended March 31, 2003. This amount represents the total lease payments from December 2002 to May 2004 offset by landlords stated sub-lease rental payments. The Company has not occupied the space since approximately March 2003. In 2004, Management revaluated the current status of the ongoing negotiations and reversed its prior reserve amount by approximately $63,716. Management believes that the final settlement amount should not exceed the reserved amount of $60,000 at December 31, 2004. However, the Company and Landlord have no settlement agreement in place at this time.


                                LEGAL PROCEEDINGS

While the Company is occasionally involved in various claims and legal actions in the ordinary course of business. The Company is not currently involved in any legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

             Name            Age      Position Held with the Company

Norman E. Corn               58       Chief Executive Officer

Patrick E. Delaney           51       Chief Financial Officer


William Whitney              50       Chief Technology Officer and
                                      Vice President of Research and Development

Stephen M. Deixler           69       Chairman of the Board of
                                      Directors

Harry F. Immerman            61       Director

Frank S. Russo               62       Director


NORMAN E. CORN has served as Chief Executive Officer since August 15, 2003. Prior to joining ION, from 2000 until 2003, Mr. Corn was Executive Vice President of Liquent, Inc., a Pennsylvania-based software company that provides electronic publishing solutions, focused on the life sciences industry. Mr. Corn has also served from 1994 to 2000 as CEO of TCG Software, Inc., an offshore software services organization providing custom development to large corporate enterprises in the US. Mr. Corn has led other companies, including Axiom Systems Group, The Cobre Group, Inc., The Office Works, Inc. and Longview Results, Inc., having spent the early part of his career in sales, marketing and executive positions in AT&T and IBM.

PATRICK E. DELANEY has served as Chief Financial Officer since September 15, 2003. Prior to joining ION, from 2000 until 2003, Mr. Delaney was the President of Taracon, Inc. a privately owned independent consulting firm that provides management consulting for early and mid-stage technology and financial services companies. Mr. Delaney also served as Chief Financial Officer for two publicly traded telecommunications providers, Pointe Communications Corporation from 1993 to 2000 and Advanced Telecommunications Corporation from 1986 to 1993. Mr. Delaney has served other companies in executive capacities including RealCom Communications, Argo Communications and ACF Industries.

WILLIAM WHITNEY has served as Vice President of Research and Development since March 2002 and Chief Technology Officer since October 1, 2002. Prior to joining ION, from April 2000 to February 2002, Mr. Whitney served as the Vice President of Development and Chief Technology Officer for Outercurve Technologies, a provider of wireless application development and deployment solutions. Previously from, May 1998 to March 2002, Mr. Whitney served as President of CTO Systems.

STEPHEN M. DEIXLER has been Chairman of the Board of Directors since May 1982 and served as Chief Executive Officer of the Company from April 1996 to May 1997. He was President of the Company from May 1982 to June 1985 and served as Treasurer of the Company from its formation in 1982 until September 1993. During the period since March 2003 to September 2003, Mr. Deixler has served as the interim Chief Financial Officer of the Company. He also serves as Chairman of the Board of Trilogy Leasing Co., LLC and President of Resource Planning Inc. Mr. Deixler was the Chairman of Princeton Credit Corporation until April 1995 and Chief Financial Officer of Multipoint Communications, LLC until November 2002.

HARRY F. IMMERMAN joined the ION Network Board of Directors in October, 2004. Mr. Immerman retired from PricewaterhouseCoopers LLP ("PwC") in July, 2003, having worked at the firm since July, 1966. He became a partner in the firm on October 1, 1973. During his career with PwC, he served in several management and client service positions. Mr. Immerman served as the Global Tax Leader for the Pharmaceutical Industry Sector from 1999 to 2003, the National Director of Industry Programs from 1996 to 1999 and as the Partner-in-Charge of the New York Metro Region and New York office tax department from 1983 to 1993. From 1983 to 1995, he also was a member of the Firm Council, the partner group responsible for management oversight and governance. Throughout his career with PwC, Mr., Immerman served as the client service tax partner on large multinational companies with a focus on pharmaceutical and telecommunication enterprises.

FRANK S. RUSSO has served as a director of the Company since November 2000. Mr. Russo was with AT&T Corporation from September 1980 to September 2000 and most recently served as its Corporate Strategy and Business Development Vice President. While at AT&T Solutions, Mr. Russo held a number of other positions including that of General Manager, Network Management Services from which he helped architect and launch AT&T's entry into the global network outsourcing and professional services business. Mr. Russo retired from AT&T in 2000. Prior to joining AT&T, Mr. Russo was employed by IBM Corporation in a variety of system engineering, sales and sales management positions. Mr. Russo served on the Board of Directors of Oak Industries, Inc., a manufacturer of highly engineered components, from January 1999 to February 2000, and currently serves on the Board of Directors of Advance-com, a private e-commerce company headquartered in Boston, Massachusetts.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned, whether paid or deferred, by the Company's Chief Executive Officer and its other two most highly compensated executive officers during the year ended December 31, 2004 (the "Named Executive Officers") for services rendered in all capacities to the Company.


Summary Compensation Table


                      Annual Compensation                                             Long-term Compensation
                      -------------------                                             ----------------------

                                                                          Awards                                Payouts
                                                                         --------                               -------

                                                                    Other
                                                                    Annual    Restricted     Securities                All Other
Principal                                                           Compen-     Stock         Underlying     LTIP      Compen-
Position                 Year Ending*      Salary($)     Bonus($)  sation     Award(s)($)     Options(#)  Payouts($) sation($)/(1)/
--------------------- ------------------- -----------    --------- --------   -----------   ------------  ---------  --------------
Norman E. Corn/(3)/      12/31/2004        217,400/(5)   20,000      1,723          --        1,550,000        --         --
Chief Executive          12/31/2003         60,000           --         --          --               --        --         --
Officer


Patrick E. Delaney/(4)/  12/31/2004        181,400/(5)   10,000      4,125          --        1,050,000        --         --
Chief Financial          12/31/2003         35,323           --         --          --               --        --         --
Officer


William Whitney/(1)(2)/  12/31/2004        150,000           --         --          --         400,000         --         --
Vice President &         12/31/2003        117,692           --         --          --              --         --         --
Chief Technology         12/31/2002        112,500           --         --          --              --         --

*Please note the 12/31/02 year end represents the nine-month period from 4/1/02 to 12/31/02.

(1) Mr. Whitney joined the Company on 3/11/02. Pursuant to his employment agreement, he receives an annualized base salary of $150,000.


(2) Refer to the Employment Contracts, Termination of Employment and Change of Control Arrangements section below for a more detailed description of all consulting and employment agreements.


(3) Mr. N. Corn joined the Company on 08/15/03. Pursuant to his employment agreement, he receives an annualized base salary of $180,000 for the fiscal year ended December 31, 2003. In the year ended December 31, 2004, his annualized base salary is $200,000.

(4) Mr. P. Delaney joined the Company on 09/15/03. Pursuant to his employment agreement, he receives an annualized base salary of $175,000 and $120,000 for the fiscal year ended December 31, 2004 and 2003, respectively.

(5)  Includes $9,900 in auto allowance.

               Option Grants for the Year Ended December 31, 2004

The following table sets forth certain information concerning stock option grants during the year ended December 31, 2004 to the Named Executive Officers:

                                                                          Individual Grants

                                                                  Percent
                                           Number of             of Total
                                          Securities             Options                 Exercise
                                          Underlying            Granted to               or Base
                                            Options            Employees in               Price                 Expiration
  Name                                     Granted(#)          Fiscal Year               ($/Sh)                     Date
--------                                 ------------          ------------            -----------              -----------

Norman E. Corn (1)                          800,000               35.77%                  $0.115                  1/29/2009
                                            750,000                                         0.06                  1/29/2009

Patrick E. Delaney (2)                      800,000               24.53                    0.115                  1/29/2009
                                            250,000                                        0.045                  1/29/2009

William Whitney (3)                         200,000                9.23                    0.115
                                            200,000                                         0.35                 11/02/2012
                                           1/28/2012

(1) Represents options granted in connection with an Employment Agreement dated September 8, 2003.
(2) Represents options granted in connection with an Employment Agreement dated September 15, 2003
(3) Represents options granted for continued service.


          Aggregated Option Exercises for Year Ended December 31, 2004
                          And Year Ended Option Values

The following table sets forth certain information concerning each exercise of stock options during year ended December 31, 2004 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2004.

                                                                                                          Value of
                                                                        Number of                       Unexercised
                                                                   Securities Underlying               In-the-Money
                                 Shares                             Unexercised Options                  Options at
                               Acquired on         Value               at FY-End(#)                     FY-End($)/(1)/
Name                          Exercise (#)      Realized($)     Exercisable/Unexercisable         Exercisable/Unexercisable
----                          --------------    ------------    --------------------------        -------------------------
Norman E. Corn                      --               --                    1,550,000/0                    $250,500/0

Patrick E. Delaney             250,000             11,250                  800,000/0                      $108,000/0

William Whitney                     --               --                    91,750/408,250                 0/$27,000

(1) The average price for the Common Stock as reported by the OTC Bulletin Board on December 30, 2004, was $0.25 per share. Value is calculated on the basis of the difference between the option exercise price and $0.25 multiplied by the number of shares of Common Stock underlying the options.


                            Compensation of Directors

Standard Arrangements: For the year ended December 31, 2004, the Company reestablished the plan such that, each of the members of the Board of Directors who is not also an employee of the Company ("Non-Employee Directors") received fully vested options to purchase 10,000 shares of Common Stock at exercise prices per share equal to the fair market value of the Common Stock on the date of grant on an annual basis. Non-Employee Directors were also granted fully vested options to purchase an additional 1,500 shares of Common Stock for each meeting of the Board of Directors attended by such Non-Employee Director at exercise prices per share equal to the fair market value of the common stock on the date of the grant. Non-Employee Directors serving on committees of the Board of Directors were granted, on an annual basis, fully vested options to purchase 1,500 shares of Common Stock for each committee served thereby at exercise prices per share equal to the fair market value of the common stock on the date of the grant. In addition, the Company reimburses all Non-Employee Directors traveling more than fifty miles to a meeting of the Board of Directors for all reasonable travel expenses

Employment Contracts, Termination of Employment and Change of Control
Arrangements

The Company entered into an employment agreement with Norman E. Corn dated August 15, 2003. Pursuant to the agreement Mr. Corn shall serve as Chief Executive Officer at the will of the Company. Mr. Corn's annual base salary as of March 15, 2004 was $200,000. In addition, he will receive a monthly car allowance of $900 plus, reimbursement for additional life and disability insurances. On January 28, 2004, the Company awarded Mr. Corn options to purchase 1,550,000 shares of common stock at $0.115 per share for 800,000 shares issuable pursuant to incentive stock options and $0.06 per share for 750,000 shares issuable pursuant to non-incentive stock options. These options vested immediately. If the Company terminates Mr. Corn's employment it is obligated to make a severance payment equal to 18 months of the then current annual salary.

The Company entered into an employment agreement with Patrick E. Delaney dated September 15, 2003. Pursuant to the agreement Mr. Delaney shall serve as Chief Financial Officer at the will of the Company. Mr. Delaney's annual base salary as of March 15, 2004 was $170,000. In addition, he will receive a monthly car allowance of $900 plus, reimbursement for additional life and disability insurances. On January 28, 2004, the Company awarded Mr. Delaney options to purchase 1,050,000 shares of common stock at $0.115 per share for 800,000 shares issuable pursuant to incentive stock options and $0.045 per share for 250,000 shares issuable pursuant to non-incentive stock options. These options vested immediately. If the Company terminates Mr. Delaney's employment, it is obligated to make a severance payment equal to 18 months of the then current annual salary.

The Company entered into an employment agreement with William Whitney dated March 11, 2002. Pursuant to the agreement, Mr. Whitney shall receive a base salary at an annual rate of $150,000. Pursuant to the agreement, Mr. Whitney was granted stock options to purchase 100,000 shares of the Company's Common Stock at a price of $0.70 per share. These options vest as follows: 34,000 vest on March 11, 2003, and 8,250 at the end of each three month period, commencing with the period ending June 11, 2003, and ending with the period ending March 11, 2005. In the event of a change in control event (as described in the employment agreement) all options will become immediately vested.

                      Equity Compensation Plan Information
                             As of December 31, 2004

                                                                                                            (c)
                                                                                                     Number of securities
                                                      (a)                        (b)                 remaining available for
                                              Number of securities to        Weighted-average         future issuance under
                                          be issued upon exercise             exercise price of       equity compensation plans
                                          of outstanding options,           outstanding options,     (excluding securities
                                           warrants, and rights            warrants, and rights      reflecting in column (a))
                                          --------------------------      ---------------------      --------------------------
Plan Category

Equity compensation plans approved by              4,207,629                      0.50                        1,674,371
security holders/(1)/

Equity compensation plans not approved             1,358,000                      0.58                                -
by security holders/(2)/

Total                                              5,565,629                      0.54                        1,674,371

(1) Shareholder Approved Plans

In November 2000, the Company adopted its 2000 Stock Option Plan (the "2000 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 2000 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During the year ended December 31, 2004 and 2003, the Company granted options to purchase 2,048,000 and zero shares, respectively. As of December 31, 2004, 2,626,000 options were outstanding under the 2000 Plan, of which 1,544,750 options were exercisable.

The aggregate number of shares of common stock for which options may be granted under the 1998 Stock Option Plan (the "1998 Plan") is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 1998 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During the year ended December 31, 2004 and 2003, the Company granted options to purchase 1,285,000 and zero shares, respectively. As of December 31, 2004, 1,556,629 options were outstanding under the 1998 Plan, of which 1,020,900 options were exercisable.

In August 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan, as amended, increased the number of shares of common stock for which options may be granted to a maximum of 1,250,000 shares. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair market value of one common stock on the date of grant. During the year ended December 31, 2004 and 2003, there were no option grants provided under the 1994 Plan. As of December 31, 2004, 25,000 options were outstanding and exercisable under the 1994 Plan.

During the years ended 2004 and 2003, there were no options granted under the Company's Time Accelerated Restricted Stock Award Plan ("TARSAP"). The options vest after seven years, however, under the TARSAP, the vesting is accelerated to the last day of the fiscal year in which the options are granted if the Company meets certain predetermined sales targets. The Company did not meet the targets for 2001 and, as such, all options granted under the TARSAP in 2001 will vest seven years from the original date of grant.

(2) Non-Shareholder Approved Awards

During the year ended December 31, 2004 the Company granted options and warrants to purchase 1,000,000 shares of Common Stock outside of the shareholder approved plans. The awards have been made to employees, directors and consultants, and except as noted below, have been granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has not reserved a specific number of shares for such awards. The non-shareholder approved awards are more specifically described below.

During July 2001 in connection with services being performed by a consultant, the Company issued warrants to purchase 48,000 shares of the Company's Common Stock at $0.62 per share. The warrants vested immediately and expire five years from the date of the grant.

During January 2002 in connection with services being performed by a consultant, the Company issued warrants to purchase 100,000 shares of the Company's Common Stock at $1.35 per share and 50,000 shares of Common Stock at $1.80 per share. The warrants vested immediately and expired in January 2005.

On March 19, 1999, the Company issued options to certain consultants and employees to purchase an aggregate of 20,000 shares of the Company's Common Stock, all of which vested on the first year anniversary of the date of grant. The options expire six years from the date of grant. However, in the event of
(a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made therefore in the transaction. The exercise price of the options is $2.41 and equals to the market value of the Company's Common Stock on the date of grant. At December 31, 2004, 10,000 options were outstanding and exercisable.

On September 25, 1996, the Company issued options to certain officers and directors to purchase 620,000 shares of the Company's Common Stock, of which 420,000 vested immediately and 100,000 vested on April 1, 1998 and 1999. The options expire ten years from the date of grant. However, in the event of (a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made in the transaction. There were no stock option exercised during the year ended December 31, 2004 and 2003. The exercise price of the options is $1.156 and equals to the market value of the Company's Stock on the date of grant. At December 31, 2004, 400,000 options were outstanding and exercisable.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company's Common Stock, which vested immediately. The exercise price of the options ranged from $0.045 to $0.06. At December 31, 2004, 750,000 options were outstanding and exercisable.

                        Beneficial Ownership Information


The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 2005 by each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of
1934) known by the Company to own beneficially 5% percent or more of the Company's Common Stock, and by the Company's directors and named executive officers, both individually and as a group.

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within sixty days from April 15, 2005 through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights (including conversion from Preferred Stock) which are currently exercisable or exercisable within sixty days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 27,050,044 shares of Common Stock and 155,557 shares of Preferred Stock outstanding as of April 15, 2005.

                                        Common Stock          Percent of Class
                                        ------------          ----------------

Norman E. Corn                          1,565,000/(5)/        5.5%

Patrick E. Delaney                      1,050,000/(6)/        3.7%

Stephen M. Deixler                      3,840,900/(1)/        12.7%

Frank  S. Russo                         381,780/(2)/          1.4%

Harry F. Immerman                       54,500/(7)            *

William Whitney                         168,704/(3)/          *


5% or more beneficial owners:

Austin Marxe and David Greenhouse       9,747,930/(4)/        32.1%
153 East 53rd Street, 55th Floor
New York, NY 10022

Directors and Executive Officers as a   7,060,884             21.3%
group 6 persons)


(1) Does not include 220,000 shares of Common Stock owned by Mr. Deixler's wife, mother, children and grandchildren as to which shares Mr. Deixler disclaims beneficial ownership. Includes 480,560 shares of Common Stock subject to conversion from 48,056 shares of Preferred Stock within 60 days of April 15, 2005 and 355,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2005. Includes 2,409,638 shares issuable pursuant to conversion of a $200,000 debenture.


(2) Includes 277,780 shares of Common Stock subject to conversion from 27,778 shares of Preferred Stock within 60 days of April 15, 2005 and 86,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2005.

(3) Includes 38,890 shares of Common Stock subject to conversion from 3,889 shares of Preferred Stock within 60 days of April 15, 2005 and 67,000 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2005.

(4) Based on a Schedule 13D filed by the beneficial owners on April 8, 2005; includes (i) 3,343,200 shares of Common Stock and 1,733,659 shares of Common Stock issuable upon the exercise of Warrants that are currently exercisable held by Special Situations Fund III, L.P., (ii) 1,198,747 shares of Common Stock and 604,324 shares of Common Stock issuable upon the exercise of Warrants that are currently exercisable held by Special Situations Cayman Fund, L.P., (iii) 1,281,653 shares of Common Stock and 666,476 shares of Common Stock issuable upon the exercise of Warrants that are currently exercisable held by Special Situations Private Equity Fund, L.P., (iv) 94,621 shares of Common Stock and 50,780 shares of Common Stock issuable upon the exercise of Warrants that are currently exercisable held by Special Situations Technology Fund, L.P. and (v) 270,644 shares of Common Stock and 505,826 shares of Common Stock issuable upon the exercise of Warrants that are currently exercisable held by Special Situations Technology Fund II, L.P. MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG. Through their control of MGP, AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(5) Includes 15,000 shares of Common Stock and 1,550,000 shares of Common Stock subject to options that are currently exercisable.

(6) Includes 250,000 shares of Common Stock and 800,000 shares of Common Stock subject to options that are currently exercisable.

(7) Consists of 54,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2005.

(8) Unless otherwise noted, the address of each such person is c/o the Company, 120 Corporate Blvd., S. Plainfield, New Jersey 07080.

    *Indicates ownership of Common Stock of less than one (1%) percent of the total issued and outstanding Common Stock on April 15, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company entered into a definitive Sublease Agreement with Multipoint Communications, LLC (the "Tenant") on April 17, 2002 to sublease approximately 5,400 square feet of its Piscataway, NJ facility for a period of 24 months. The rental rate and the other material terms of the lease with Multipoint Communications, LLC ("Multipoint") were negotiated through a real estate broker and separate attorneys representing each party. The rental rate was established by prorating the amount of space leased by Multipoint by the current rent paid by the Company to its landlord. Given the current real estate market condition in the area, the Company believes that the terms of the lease with Multipoint are comparable to terms of leases that might have been obtained from a non-affiliate. The rent will be $5,200 per month for the first nine months and $10,400 per month for the last fifteen months, but with a 100% abatement for the first three months. As part of the rental payment the Tenant was to issue shares totaling the value of $77,400, which were to be based on the per share price of the Tenant's common stock as priced in the first round of institutional financing (the "Financing") which were to have closed on or before June 30, 2002. These shares were to have had the registration rights as other shares issued in the Financing. Since the Financing did not close on or before June 30, 2002, the Tenant owes the Company additional rent in the amount of $4,300 per month commencing on July 1, 2002. The Chairman of the Board of Directors of the Company served as the Chief Financial Officer of the Tenant until November 2002. On or about January 16, 2003, the Tenant filed for voluntary Ch. 7 bankruptcy with the U.S. Bankruptcy Court for the District of New Jersey. As a result in 2002, the Company wrote off an amount of $122,550 which is included in selling, general and administrative expenses.

During April 2000, the Company made a loan (the "Loan") to the former Chief Executive Officer (the "Former CEO") of the Company in the amount of $750,000. At the time that the Loan was made to the Former CEO in April 2000, the Company was contemplating a secondary public offering and potential mergers and acquisitions opportunities. As a result, the Company did not want the Former CEO to exercise his stock options. In consideration for not exercising his stock options at that time, the Company issued the Loan to him. At that time, the Company had sufficient cash and it was contemplated that the Loan would be repaid within one year. The Loan accrues interest at a rate of LIBOR plus 1%. The LIBOR plus one percent interest rate in April 2000 was 7.197% as compared to the first mortgage interest rate in April 2000 of 6.90% for a 1-year ARM, 7.97% for a 15-year FRM and 8.30% for a 30-year FRM. This Loan had an original maturity date of the earlier of April 2005 or thirty days after the Company for any reason no longer employed the Former CEO. The Former CEO resigned his position at the Company effective September 29, 2000. On October 5, 2000, the Company entered into an agreement with the Former CEO pursuant to which the $750,000 promissory note for the Loan was amended to extend the due date to April 30, 2001, and to provide that interest on the note shall accrue through September 29, 2000 (the "Separation and Forbearance Agreement"). The Loan was collateralized by a first mortgage interest on the personal residence of the Former CEO. The Company agreed to extend the repayment date of the Loan so that the Former CEO would be able to repay the Loan to the Company by selling his personal residence. In addition to the Loan, pursuant to the terms of the Separation and Forbearance Agreement between the Company and the Former CEO, the Former CEO also agreed to reimburse the Company for certain expenses totaling $200,000, to be paid over a period of six months ending March 31, 2001. These certain expenses were incurred by the Former CEO as part of his personal expense account arrangement with the Company. During the year ended March 31, 2001, $50,000 of the amounts owed to the Company by the Former CEO was repaid and $22,000 has been recorded as a non-cash offset as a result of earned but unpaid vacation owed to the Former CEO. During the year ended March 31, 2002, $813,593 was repaid which included proceeds in the amount of $777,713.48 received by the Company on August 3, 2001 for the sale of the Former CEO's personal residence. At December 31, 2004, the total amount owed to the Company by the Former CEO was approximately $196,173, which includes interest accrued through December 31, 2004. The full amount has been recorded as a reserve against the note receivable. Because these amounts were not paid by their respective maturity dates, interest is accruing at the default interest rate of 12%. The Company will continue to attempt to collect the note receivable.

On March 29, 2004, the Company agreed to a final separation agreement with its former President and Chief Executive Officer. As part of the agreement, the Company agreed to accept the return of 2,000,000 shares of the Company's common stock as full payment for the former officers' total indebtedness to the Company of $294,493. In addition, the former officer released the Company from any obligations, which may have arisen from the separation of the officer from the Company.

On October 14, 2004, the Company agreed to a final separation agreement with its former Executive Vice President and Chief Operating Officer. As part of the agreement, the Company agreed to accept the return of 600,000 shares of the Company's common stock as full payment for the former officers' total indebtedness to the Company of $216,926. In addition, the former officer released the Company from any obligations, other than the sum of $8,000 to cover certain expenses, which may have arisen from the separation of the officer from the Company.

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the "Debenture") to Stephen M. Deixler, one of the Company's directors. The Debenture matures on August 5, 2008 and bears interest at five (5%) percent per annum, compounded annually. The principal amount of the Debenture is convertible into shares of the Company's common stock, $.001 par value at a conversion price equal to $0.083 per share (the "Conversion Price"), which is equal to the ten (10) day average of the closing prices of the Company's common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004. The principal amount of the Debenture is convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company's option if the Company's common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period. The Company is also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but shall be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period. The Company has granted certain "piggyback" registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture. In 2004, the Company recorded $4,167 of related party interest expense related to this transaction.


                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our Certificate of Incorporation and Amended and Restated By-Laws. The following discussion is qualified in its entirety by reference to the actual documents, copies of which can be obtained through our public filings on the Securities and Exchange Commission's website at "www.sec.gov".


         General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share, 200,000 shares of which have been designated as Series A Preferred Stock. As of April 20, 2005, we had 27,050,044 shares of common stock issued and outstanding and 155,557 shares of Series A Preferred Stock issued and outstanding. We have reserved (i) 5,565,629 shares of common stock for issuance pursuant to outstanding options, (ii) 3,373,882 shares of common stock for issuance pursuant to outstanding warrants, (iii) 2,409,638 shares of common stock for issuance pursuant to conversion of a debenture, and (iv) 1,555,570 shares of common stock for issuance upon conversion of a Series A Preferred Stock.


         Common Stock

The holders of ION common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and of the Series A Preferred Stock liquidation preference. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

         Preferred Stock

Each share of Series A Preferred Stock is convertible into 10 shares of the Company's common stock at the conversion price of $0.18 per share of common stock. The Series A Preferred Stock is non-voting, has a standard liquidation preference equal to its purchase price ($1.80 per share), and does not pay dividends. In addition, the consent of holders of a majority of the outstanding shares of Series A Preferred Stock is required in connection with certain corporate actions, including the issuance of any of the Company's common stock. Holders of Series A Preferred stock have no preemptive or redemption rights. All of the outstanding shares of Series A Preferred Stock are fully-paid and nonassessable.

In addition, our Board of Directors may, without stockholder approval, establish and issue shares of one or more classes or series of preferred stock having the designations, number of shares, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to ION's common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more additional series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.


         Warrants


In July 2001 in connection with services being performed by a consultant, the Company issued a warrant to purchase 48,000 shares of the Company's common stock, at an exercise price of $0.62 per share. The warrant vested immediately and expires five years from the date of the grant.


In connection with the sale of common stock on February 14, 2002, warrants to purchase 1,120,000 shares of common stock with an exercise price of $1.25 per share, subject to certain adjustments, including a weighted-average ratchet adjustment for certain issuances of the Company's equity securities below the warrant exercise price, were issued. As of April 12, 2005 the exercise price is $0.95. The warrants expire on February 14, 2007. In the event that the closing bid price of the Company's common stock exceeds $1.50 for a period of 20 consecutive trading days and certain other conditions are met, the Company has the right to require the exercise of all such warrants within 20 days. Any warrants not so exercised within such time period would be canceled.


In connection with the sale of common stock on March 31, 2005, warrants to purchase 2,205,882 shares of common stock, subject to certain adjustments, with an exercise price of $0.23 per share, subject to certain adjustments, including a full ratchet adjustment for certain issuances of the Company's equity securities below the warrant exercise price, were issued. The warrants expire on March 31, 2010. In the event that the closing bid price of the Company's common stock equals or exceeds $0.69 per share for a period of 20 consecutive trading days and certain other conditions are met, the Company may redeem the warrants on 30 days prior written notice (during which periods the warrants may be exercised) for a redemption price of $.001 per share of common stock underlying such warrants.


         Convertible Debenture


On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the "Debenture") to Stephen M. Deixler, one of the Company's directors. The Debenture matures on August 5, 2008 and bears interest at five (5%) percent per annum, compounded annually. The principal amount of the Debenture is convertible into shares of the Company's common stock, $.001 par value at a conversion price equal to $0.083 per share (the "Conversion Price"), for a total of 2,409,638 shares of common stock. The principal amount of the Debenture is convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company's option if the Company's common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen
(15) trading day period. The Company is also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but shall be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period.


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

                              SELLING STOCKHOLDERS

This prospectus covers up to (i) 4,411,764 shares of common stock, (ii) 3,373,882 shares of common stock issuable upon exercise of outstanding warrants,
(iii) 797,230 shares of common stock issuable upon conversion of 79,723 shares of Series A Preferred Stock, and (iv) 2,409,638 shares of common stock issuable upon conversion of a $200,000 debenture held by the selling stockholders.

The selling stockholders are comprised of (i) investors who purchased shares of our common stock and warrants in a private placement in March 2005, and purchased warrants in a private placement in February 2002, (ii) a consultant who received a warrant in July 2001 to purchase shares of our common stock pursuant to a consulting agreement, (iii) investors who purchased shares of our Series A Preferred Stock in a private placement in September 2002, and (iv) the Chairman of the Board of Directors, who was issued a $200,000 convertible debenture in August 2004.

The following table sets forth, as of April 20, 2005 and upon completion of this offering, information with regard to the beneficial ownership of our common stock by each of the selling stockholders, including shares underlying warrants and the shares issuable upon conversion of Series A Preferred Stock and the conversion of the $200,000 convertible debenture. The term "selling stockholder" includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

Because the selling stockholders may sell or otherwise dispose of all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after the offering contemplated by this prospectus can be provided and the following table has been prepared on the assumption that all shares of common stock covered by this prospectus will be sold.

                              SELLING STOCKHOLDERS

                                                   Shares                                      Percentage
                                                   Beneficially        Number Of Shares        Beneficial
                                                   Owned Before        Offered By Selling      Ownership After
Name                                               Offering            Stockholders            Offering(1)

Special Situations Fund III, L.P.(2)                  5,076,857             4,027,775(3)             3.6%
Special Situations Caymans Fund, L.P.(2)              1,803,071             1,421,971(4)             1.4%
Special Situations Private Equity Fund, L.P.(2)       1,948,129             1,548,829(5)             1.4%
Special Situations Technology Fund, L.P.(2)             145,401               115,486(6)                *
Special Situations Technology Fund II, L.P.(2)          776,470               623,585(7)                *
Stephen M. Deixler(8)                                 3,840,900            2,890,198(9)             2.8%
Frank S. Russo(10)                                      381,780              277,780(11)                *
William Whitney(12)                                     168,704               38,890(13)                *
Lipman Capital Group, Inc.                               48,000               48,000(14)                0
                                                                   --------------------
                  Total:                                                     10,992,514


*        Less than 1.0%

1 Percentage is calculated based upon 27,050,044 shares of common stock outstanding as of April 21, 2005, and assumes the sale of all Shares offered by the Selling Stockholders.

2 The Special Situations funds (other than Special Situations Technology Fund II, L.P.), purchased from the Company a total of 4,000,000 shares and warrants to purchase 1,120,000 shares in a private placement in February 2002. The shares underlying the warrants issued in 2002 are being registered hereby. The Special Situations funds purchased from the Company a total of 4,411,764 shares and warrants to purchase 2,205,882 shares in a private placement in March 2005. All of the shares issued in the March private placement and the shares underlying the warrants, are being registered hereby. MGP is the general partner of Special Situations Fund III, L.P. AWM is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SSTA is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG. Through their control of MGP, AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

3        Includes 1,733,658 shares issuable pursuant to warrants.

4        Includes 604,324 shares issuable pursuant to warrants.

5        Includes 666,476 shares issuable pursuant to warrants.

6        Includes 50,780 shares issuable pursuant to warrants.

7        Includes 270,644 shares issuable pursuant to warrants.

8 Mr. Deixler is the chairman of the board of directors and was the interim chief financial officer of the Company between March and September 2003.

9 Includes 2,409,638 shares issuable pursuant to conversion of a $200,000 debenture, and 480,560shares issuable upon conversion of 48,056 shares of Series A Preferred Stock. The shares issuable pursuant to the conversion of the debenture are subject to a lock-up agreement expiring March 31, 2006.

10       Mr. Russo is a director of the Company.

11 Consists of shares issuable upon conversion of 27,780 shares of Series A Preferred Stock.

12 Mr. Whitney is the Vice President of Research & Development and the Chief Technology Officer of the Company.

13 Consists of shares issuable upon conversion of 3,889 shares of Series A Preferred Stock.

14       Consists of 48,000 shares issuable pursuant to warrants.

                              Plan of Distribution


The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         - privately negotiated transactions;

         - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

         - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         - a combination of any such methods of sale; and

         - any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We agreed with certain of the selling stockholders to file a registration statement, registering for resale certain of the shares of common stock as well as certain of the shares issued upon exercise of warrants, within 45 days from March 31, 2005, and thereafter to use commercially reasonably efforts to cause such registration statement to become effective as soon as practicable. The registration statement must be declared effective no later than the earlier of five business days after the SEC determines that no review of the registration statement will be made and 120 days after March 31, 2005. If we fail to meet these registration obligations or to maintain the effectiveness of the registration statement as required under the terms of the a certain registration rights agreement with certain of the selling stockholders, then we will be obligated to make certain cash liquidated damage payments to such selling stockholders.

We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.


                      INTEREST OF NAMED EXPERTS AND COUNSEL


Moses & Singer LLP, New York will pass upon the validity of the common stock being offered by this Prospectus.

The consolidated financial statements of ION Networks, Inc. as of December 31, 2004 and 2003 included in this prospectus, have been so included in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of ION Networks, Inc. is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                              AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                              Financial Statements



Index to Consolidated Financial Statements
For the Year Ended December 31, 2004 and 2003


                                                                                                                  Page(s)



Report of Independent Registered Public Accounting Firm                                                            36

Consolidated Financial Statements:

     Consolidated Balance Sheet as of December 31, 2004                                                            37

     Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003                          38

     Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003                          39

     Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2004 and 2003                40-41

Notes to Consolidated Financial Statements                                                                        42-53

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders of ION Networks, Inc.
South Plainfield, New Jersey

We have audited the accompanying consolidated balance sheet of ION Networks, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ION Networks, Inc. and Subsidiary as of December 31, 2004, and the consolidated results of their operations and their cash flows for each of the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP


New York, New York
February 11, 2005, (Except for Note 16(b), as to which the date is March 31, 2005).

                        ION Networks, Inc. and Subsidiary
                           Consolidated Balance Sheet

                                                                                      December 31,
                                      Assets                                              2004
                                                                                    -----------------

Current assets
   Cash and cash equivalents                                                            $    287,437
   Accounts receivable, less allowance for doubtful accounts of
     $16,923                                                                                 578,491
   Inventory, net                                                                            511,426
   Prepaid expenses and other current assets                                                  78,436
                                                                                    -----------------
     Total current assets                                                                  1,455,790

   Property and equipment, net                                                                11,847
    Capitalized software, net                                                                406,351
    Other assets                                                                              12,836
                                                                                    -----------------
   Total assets                                                                        $   1,886,824
                                                                                    =================

                  Liabilities and Stockholders' Equity
Current liabilities
   Current portion of long-term debt                                                    $      2,311
   Accounts payable                                                                          354,602
   Accrued expenses                                                                          549,730
   Deferred income                                                                           160,212
   Sales tax payable                                                                           6,074
   Other current liabilities                                                                  10,000
                                                                                    -----------------
   Total current liabilities
                                                                                           1,082,929
                                                                                    -----------------

Convertible debenture - related party                                                        204,167
Long term debt, net of current portion                                                         6,942
                                                                                    -----------------
     Total liabilities                                                                 $   1,294,038
                                                                                    -----------------


Commitments and contingencies

Stockholders' equity
     Preferred stock - par value $.001 per share; authorized 1,000,000 shares,
     200,000 shares designated Series A; 158,335 shares issued and outstanding
     (Aggregate Liquidation Preference $285,003)                                                 158
     Common stock - par value $.001 per share; authorized 50,000,000 shares;
     22,610,500 shares issued and outstanding                                                 22,611
     Additional paid-in capital                                                           44,146,595
        Accumulated deficit                                                             (43,576,578)
                                                                                    -----------------
Total stockholders' equity                                                                   592,786
                                                                                    -----------------
Total liabilities and stockholders' equity                                             $   1,886,824
                                                                                    =================


The accompanying notes are an integral part of these consolidated financial statements.


                        ION Networks, Inc. and Subsidiary
                      Consolidated Statements of Operations



                                                                              Years Ended December 31,
                                                                             2004                  2003
                                                                       ------------------    -----------------

Net sales                                                                   $  3,616,261         $  3,342,620

Cost of sales                                                                  1,065,443              892,373
                                                                       ------------------    -----------------
   Gross margin                                                                2,550,818            2,450,247

Research and development expenses                                                598,012              503,146
Selling, general and administrative expenses, including $58,750 and
$(95,000) of non-cash stock based compensation/(recovery) for the
years ended December 31, 2004 and 2003, respectively                           2,314,834            2,452,031
Depreciation and amortization expenses                                           409,485              736,694
Restructuring, asset impairments and other credits                             (180,533)            (405,402)
                                                                       ------------------    -----------------
   Loss from operations                                                        (590,980)            (836,222)

   Interest income                                                                25,810               19,872
   Interest income/(expense)- related party                                      (4,167)                    -
   Interest income/(expense)                                                     (3,334)             (14,593)
                                                                       ------------------    -----------------
                                                                               (572,671)            (830,943)
   Loss before income taxes

Income tax benefit                                                               322,831              227,151
                                                                       ------------------    -----------------

   Net loss                                                                  $ (249,840)          $ (603,792)
                                                                       ==================    =================


Per share data

   Basic and diluted                                                         $    (0.01)          $    (0.03)
                                                                       ==================    =================

Weighted average number of common shares outstanding
   Basic and diluted                                                          23,294,325           23,900,500
                                                                       ==================    =================

39

The accompanying notes are an integral part of these consolidated financial statements.

                        ION Networks, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                       Years Ended December 31,
                                                                                     2004                    2003
                                                                              --------------------    --------------------
Cash flows from operating activities
     Net loss                                                                        $  (249,840)            $  (603,792)

Adjustments to reconcile net loss to net cash from operating activities:
   Restructuring, asset impairments and other charges, non-cash                         (180,533)               (405,402)
   Depreciation and amortization                                                          409,485                 736,694
   Provision for inventory reserves                                                      (48,880)                (26,002)
   Other                                                                                 (39,171)                       -
   Non-cash stock-based compensation charge (credit)                                       58,750                (95,000)
   Non-cash interest income from notes receivable from officers                          (24,884)                (13,130)
   Changes in operating assets and liabilities:
     Accounts receivable, net                                                           (180,747)                 164,018
     Inventory                                                                            239,496                 583,228
     Prepaid expenses and other current assets                                             49,702                  75,796
     Other assets                                                                             465                   1,577
     Accounts payable                                                                     126,723               (690,303)
     Accrued expenses                                                                      20,714                (82,543)
     Deferred income                                                                     (40,093)                  45,284
     Sales tax payable                                                                   (32,908)                (31,385)
     Other current liabilities                                                                  -                (35,980)
                                                                              --------------------    --------------------
       Net cash provided by (used in) operating activities                                108,279               (376,940)
                                                                              --------------------    --------------------

Cash flows from investing activities
   Acquisition of property and equipment                                                 (11,740)                       -
   Capitalized software expenditures                                                    (310,223)               (214,996)
   Proceeds from sale of equipment                                                              -                  30,129
   Restricted cash                                                                              -                 125,700
                                                                              --------------------    --------------------
       Net cash used in investing activities                                            (321,963)                (59,167)
                                                                              --------------------    --------------------

Cash flows from financing activities
   Principal  payments on debt and capital leases                                        (67,840)                (85,135)
    Issuance of convertible debenture                                                     200,000                       -
    Proceeds from the exercise of stock options                                            11,250                       -
                                                                              --------------------    --------------------
       Net cash provided by (used in) financing activities                                143,410                (85,135)
                                                                              --------------------    --------------------

Effect of exchange rates on cash                                                                -                  13,269
                                                                              --------------------    --------------------

Net decrease in cash and cash equivalents                                                (70,274)               (507,973)

Cash and cash equivalents - beginning of year                                             357,711                 865,684
                                                                              --------------------    --------------------

Cash and cash equivalents - end of year                                              $    287,437            $    357,711
                                                                              ====================    ====================

Supplemental information
   Cash paid during period for interest                                               $     3,334            $     13,650
                                                                              ====================    ====================

The accompanying notes are an integral part of these consolidated financial statements.

                        ION Networks, Inc. and Subsidiary
                 Consolidated Statements of Stockholders' Equity
                 For the Years Ended December 31, 2004 and 2003


                            Preferred                   Common              Additional                        Accumulated
                                                                             Paid-In        Accumulated          Other
                       Shares       Stock        Shares         Stock        Capital          Deficit     Comprehensive Income(Loss)
                       --------    ---------    ----------    ----------    -----------    --------------    -------------
Balance, December      166,835      $   167     24,875,500    $  24,876     $44,680,740    $(42,722,946)      $   (13,269)
31, 2002

Comprehensive loss
   Net loss                                                                                    (603,792)

   Translation
   adjustments                                                                                                     13,269

   Total
   comprehensive loss

Notes receivable
from officers
-accrued interest

Non-cash stock-based
compensation to
officers                                                                      (95,000)
                       --------    ---------    ----------    ----------    -----------    --------------    -------------

Balance, December
31, 2003               166,835      $   167     24,875,500    $  24,876     $44,585,740    $(43,326,738)      $          -

Net loss                                                                                       (249,840)

Conversion of
preferred stock to
common stock           (8,500)          (9)        85,000            85            (76)

Issuances of common
stock upon exercise
of options                                        250,000           250         11,000

Notes receivable
from officers -
accrued interest

Cancellation of
restricted shares
from former officers                            (2,600,000)      (2,600)      (508,819)

Non-cash stock-based
compensation issued
to officers                                                                     58,750
                       --------    ---------    ----------    ----------    -----------    --------------    -------------

Balance, December
31, 2004               158,335      $   158     22,610,500    $  22,611     $44,146,595    $ (43,576,578)    $           -
                       ========    =========    ==========    ==========    ===========    ==============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                        ION Networks, Inc. and Subsidiary
                 Consolidated Statements of Stockholders' Equity
                 For the Years Ended December 31, 2004 and 2003

                             Notes
                           Receivable            Total
                          from former        Stockholders'
                            Officers             Equity
                         ---------------    -----------------
Balance, December         $   (473,405)     $      1,496,163
31, 2002


Comprehensive loss
   Net loss                                        (603,792)

   Translation
   adjustments                                        13,269
                                            -----------------

   Total
   comprehensive loss                              (590,523)

Notes receivable
from officers -
accrued interest               (13,130)             (13,130)

Non-cash stock-based
compensation to
officers                                            (95,000)
                         ---------------    -----------------

Balance, December
31, 2003                  $   (486,535)       $      797,510

Net loss                                           (249,840)

Conversion of
preferred stock to
common stock                                               -

Issuances of common
stock upon exercise
of options                                            11,250

Notes receivable
from officers -
accrued interest               (24,884)             (24,884)

Cancellation of
restricted shares
from former officers            511,419                    -

Non-cash stock-based
compensation issued
to officers                                           58,750
                         ---------------    -----------------

Balance, December
31, 2004                     $        -       $      592,786
                         ===============    =================

The accompanying notes are an integral part of these consolidated financial statements.

ION Networks, Inc. and Subsidiary
Notes to Consolidated Financial Statements

1.  Organization and Basis of Presentation

The Company

ION Networks, Inc. (the "Company"), a Delaware corporation founded in 1999 through the combination of two companies -- MicroFrame, a New Jersey Corporation (the predecessor entity to the Company, originally founded in 1982), and SolCom Systems Limited, a Scottish corporation located in Livingston, Scotland (originally founded in 1994), designs, develops, manufactures and sells network and information security and management products to corporations, service providers and government agencies. The Company's hardware and software suite of products are designed to form a secure auditable portal to protect IT and network infrastructure from internal and external security threats. ION's products operate in the IP, data center, telecommunications and transport, and telephony environments and are sold by a direct sales force and indirect channel partners mainly throughout North America and Europe.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ION Networks, Inc. and a single Subsidiary in 2004 and two subsidiaries in 2003. All material inter-company balances and transactions have been eliminated in consolidation. Due to Management's cost containment programs, the Company ceased its operations in Belgium and Scotland in 2003.


Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

The significant estimates include the allowance for doubtful accounts, allowance for inventory obsolescence, capitalized software costs including estimates of future gross revenues, and the related amortization lives, deferred tax asset valuation allowance and depreciation and amortization lives.


Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.


Allowance for Doubtful Accounts Receivable

Accounts receivable are reduced by an allowance to estimate the amount that will actually be collected from our customers. If the financial condition of our customers were to materially deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

Inventory, net

Inventory is stated at the lower of cost (average cost) or market. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. If our estimate of future demand is not correct or if our customers place significant order cancellations, inventory reserves could increase from our estimate. We may also receive orders for inventory that has been fully or partially reserved. To the extent that the sale of reserved inventory has a material impact on our financial results, we will appropriately disclose such effects. Our inventory carrying costs are not material; thus we may not physically dispose of reserved inventory immediately.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are generally two to five years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statements of operations in the period of disposal.

Capitalized Software

The Company capitalizes computer software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"). SFAS No. 86 requires that the Company capitalize computer software development costs upon the establishment of the technological feasibility of a product, to the extent that such costs are expected to be recovered through future sales of the product. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. These costs are amortized by the greater of the amount computed using (i) the ratio that current gross revenues from the sales of software bear to the total of current and anticipated future gross revenues from the sales of that software, or (ii) the straight-line method over the estimated useful life of the product. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

We record impairment losses on capitalized software and other long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our estimates.

The Company capitalized $310,223 and $214,996 of software development costs for the year ended December 31, 2004 and 2003, respectively. Amortization expense totaled $352,160 and $531,136 for the year December 31, 2004 and 2003, respectively.

Research and Development Costs

The Company charges all costs incurred to establish the technological feasibility of a product or enhancement to research and development expense in the period incurred.

Advertising Costs

The Company incurred approximately $30,000 and $1,000 for the year ended December 31, 2004 and 2003, respectively.

Revenue Recognition Policy

The Company recognizes revenue from product sales to end users, value-added resellers (VARs) and original equipment manufacturers (OEMs) upon shipment if no significant vendor obligations exist and collectibility is probable. We do not offer our customers the right to return products, however the Company records warranty costs at the time revenue is recognized. Management estimates the anticipated warranty costs but actual results could differ from those estimates. Maintenance contracts are sold separately and maintenance revenue is recognized on a straight-line basis over the period the service is provided, generally one year.

Shipping and Handling Costs

Shipping and handling costs incurred are billed to the customer and included as part of cost of sales.

Fair Value of Financial Instruments

The carrying value of items included in working capital and debt approximates fair value because of the relatively short maturity of these instruments.


Net Loss Per Share of Common Stock

Basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Potentially dilutive securities of 9,327,672 and 4,783,505 at December 31, 2004 and 2003 are excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

Stock Compensation

 The Company records stock-based employee compensation arrangements in accordance with provisions of Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," issued in December 2002. Under APB Opinion No. 25, compensation expense is based on the difference, if any, generally on the date of grant, between the fair value of our stock and the exercise price of the option. Equity instruments issued to non-employee vendors are recorded in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees from Acquiring, or in Conjunction with Selling, Goods and Services". All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counter party's performance is complete.

The Company issued certain stock options in 2004. The fair value of each option grant for the Company's common stock is estimated on the date of the grant using the Black Scholes option-pricing model. The assumptions used to value the 2004 options issued are as follows:


Expected Volatility                                  214.97%
Risk-free interest rate                                 4.00
Expected option lives                             5.00 years


During the year ended December 31, 2003, the Company issued no stock options. The fair value of each option grant for the Company's common stock is estimated on the date of the grant using the Black Scholes option-pricing model. If the Company had elected to recognize compensation costs based on the fair value at the date of grant for awards, consistent with the provisions of SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have increased to the pro forma amounts indicated below:


                                                                                      Years Ended December 31,
                                                                                       2004              2003
                                                                                   --------------     ------------
        Net loss as reported                                                          $(249,840)       $(603,792)

        Add: Stock based compensation expense (recovery) included in net loss             58,750         (95,000)

        Deduct: Stock based employee compensation determined under the fair            (454,493)        (217,158)
        value method
                                                                                   --------------     ------------
        Pro forma net loss                                                            $(645,583)       $(915,950)
                                                                                   ==============     ============

        Basic and diluted net loss per share of common stock
        As reported                                                                       (0.01)           (0.03)
                                                                                   ==============     ============
        Pro forma                                                                         (0.03)           (0.04)
                                                                                   ==============     ============

Foreign Currency Translation

The financial statements of the foreign subsidiaries were prepared in local currency and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Translation adjustments are reflected as foreign currency translation adjustments in stockholders' equity and, accordingly, have no effect on net loss. Transaction adjustments for the foreign subsidiaries are included in income and are not material. The Company ceased its foreign operations during the year ended December 31, 2003.

Income Taxes

Deferred income tax assets and liabilities are computed annually based on enacted tax laws and rates for temporary differences between the financial accounting and income tax bases of assets and liabilities. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Warranty Costs

The Company estimates its warranty costs based on historical warranty claim experience. Future costs for warranties applicable to sales recognized in the current period are charged to cost of sales. Adjustments are made when actual warranty claim experience differs from estimates. The warranty accrual included in other current liabilities as of December 31, 2004 is $10,000.

                                                                      For the years ended
                                                         December 31, 2004           December 31, 2003
                                                      -------------------------    -----------------------
   Balance at beginning of the year                                $   48,388                  $  48,388
   Change in liability due to preexisting warranty                    (38,388)                         -
                                                      -------------------------    -----------------------
   Balance at the end of the year                                  $   10,000                  $  48,388
                                                      =========================    =======================

Reclassifications

Certain amounts in the consolidated financial statements for the year ended December 31, 2003 have been reclassified to conform to the presentation of the consolidated financial statements for the year ended December 31, 2004.

3.  Restructuring, Asset Impairments and Other Credits

The total amount of restructuring, asset impairments and other credits for the year ended December 31, 2004 was $180,533. This amount consisted of three items for which the Company recognized credits; $67,671 for forgiveness of debt related to legal, taxes and loan amounts; $63,716 related to a change in management estimate reducing potential liability for damages previously accrued for related to the abandonment of an office lease and $49,146 related to the write-off of certain payables for which management believes are not valid liabilities.

As a result of the Company being notified by the landlord to cancel its lease effective August 15, 2003 at the Piscataway, NJ facility, the net book value of leasehold improvements amounting to $28,955 were written-off. In addition, the Company was required to sell property and equipment in order to move into its smaller newly leased facility. At June 30, 2003 the Company recorded an impairment loss of $163,662 which represents the difference between the cash proceeds of the August 2003 sale and carrying value prior to the impairment.

During the quarter ended June 30, 2003, the Company completed its voluntary liquidation of its UK subsidiary. As a result of the liquidation, the Company reversed its prior restructuring accrual of $508,458, which was recorded in fourth quarter 2002, related to a charge for the remaining long-term occupancy lease that expires August 31, 2011.

During the quarter ended September 30, 2003, the Company successfully negotiated a settlement of a $243,071 open payable due to Xetel for a payment of $30,000 and a forgiveness of debt in the amount of $213,071.

The components of the restructuring, asset impairments and other credits recorded in 2004 and 2003 are as follows:


                                              Asset Impairment        Restructuring         Other Credits            Total
                                              ----------------        ----------------     ----------------      ---------------
  First Quarter 2004 charges                            $     -          $          -          $       -           $        -
  Second Quarter 2004 charges (reversals)                     -                     -            (59,570)             (59,570)
  Third Quarter 2004 charges (reversals)                      -               (63,716)                 -              (63,716)
  Fourth Quarter2004 charges (reversals)                      -                     -            (57,247)             (57,247)
                                              ==================    ===================    ================      ===============
                                       Total            $     -          $    (63,716)         $(116,817)          $ (180,533)
                                              ==================    ===================    ================      ===============

  First Quarter 2003 charges                            $     -          $    123,510          $       -           $  123,510
  Second Quarter 2003 charges (reversals)
                                                        192,617              (508,458)                 -             (315,841)
  Third Quarter 2003 charges (reversals)
                                                              -                     -           (213,071)            (213,071)
  Fourth Quarter2003 charges
                                                              -                     -                  -                    -
                                              ==================    ===================    ================      ===============
                                       Total          $ 192,617          $   (384,948)         $(213,071)          $ (405,402)
                                              ==================    ===================    ================      ===============

The Company is in negotiations with the landlord from the Fremont, California location for the disposition of the reserved amount of $123,510 recorded in 2003. The Company has not occupied the space since approximately March 2003. In 2004, Management revaluated the current status of the ongoing negotiations and reversed its prior reserve amount by $63,716. Management believes that the final settlement amount should not exceed the reserved amount of $60,000 at December 31, 2004.

In January 2003, the Company's sub-tenant, Multipoint voluntarily filed for Chapter 7 Bankruptcy with the U.S. Bankruptcy Court for the District of New Jersey. As a result of consideration of Multipoint's financial condition, culminating with the bankruptcy, the Company wrote-off an amount of $122,550 for the unpaid balance of rent due from Multipoint which is included in selling and general and administrative expenses.

4. Inventory, net

Inventory, net of reserves of $149,853, consists of the following:

                                                   December 31,
                                                       2004
                                                  ----------------

Finished goods                                         $  448,742
Raw materials                                              61,844
Work-in-progress                                              840
                                                  ----------------

Inventory, net                                         $  511,426
                                                  ================

The Company evaluates the inventory reserves on a quarterly basis. In 2004, the Company adjusted its inventory reserves which resulted in a benefit of $48,880 and this amount was included as part of cost of sales in its consolidated statements of operations. In 2003, the Company recorded a charge of $26,002 to cost of sales related to reserves for excess and obsolete inventory.

5.  Property and Equipment, net

Property and equipment consists of the following:
                                                             December 31,
                                                                 2004
                                                          ------------------

Computer and other equipment                                    $   764,900
Furniture and fixtures                                               68,408
                                                          ------------------
                                                                    833,308

Less accumulated depreciation                                     (821,461)
                                                          ------------------

Property and equipment, net                                     $    11,847
                                                          ==================

Depreciation expense for property and equipment for the year ended December 31, 2004 and 2003, amounted to $57,325 and $205,558, respectively. During the year ended December 31, 2004 and 2003, the Company retired both fully and not fully depreciated assets amounting to $53,963 and $1,730,369, respectively. During the year ended December 31, 2003, the Company relocated its headquarters and therefore, recorded an asset impairment charge of $192,617 to recognize the retirement of assets not fully depreciated (see Note 3).

6.  Debt - Related Party

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the "Debenture") to Stephen M. Deixler, one of the Company's directors. The Debenture matures on August 5, 2008 and bears interest at five (5%) percent per annum, compounded annually. The principal amount of the Debenture is convertible into shares of the Company's common stock, $.001 par value at a conversion price equal to $0.083 per share (the "Conversion Price"), which is equal to the ten (10) day average of the closing prices of the Company's common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004. The principal amount of the Debenture is convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company's option if the Company's common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period. The Company is also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but shall be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period. The Company has granted certain "piggyback" registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture. In 2004, the Company recorded $4,167 of related party interest expense as part of the statement of operations.

7. Income Taxes

As of December 31, 2004, the Company has available federal and state net operating loss carry forwards of approximately $42,773,686 and $26,340,185, respectively, to offset future taxable income. The federal net operating loss carry forwards expire during the years 2011 through 2024. In addition, the Company has investment credit and research and development credit carry forwards aggregating approximately $405,000, which may provide future tax benefits, expiring from 2008 through 2020. The Internal Revenue Code contains provisions which will limit the net operating loss carry forward available for use in any given year if significant changes in ownership interest of the Company occur.


The Company obtained a corporation business tax benefit certificate pursuant to New Jersey law which allows the sale of unused state net operating losses. For the years ended December 2004 and 2003, the Company received a benefit of $322,831 and $227,151, respectively.

The tax effect of temporary differences which make up the significant components of the net deferred tax asset and liability at December 31, 2004 are as follows:

                                                                 December 31,
                                                                     2004
                                                                ---------------
 Current deferred tax assets
             Inventory reserves                                    $    88,727
             Accrued expenses                                          196,526
             Allowance for doubtful accounts                            85,239
                                                                ---------------
               Total current deferred tax assets                       370,492
             Valuation allowance                                      (370,492)
                                                                ---------------
               Net current deferred tax assets                               -
                                                                ---------------

 Noncurrent deferred tax assets
             Depreciation and amortization                             245,425
             Net operating loss carry forwards                      16,103,494
             Research and development credit                           405,078
                                                                ---------------
               Total noncurrent deferred tax assets                 16,753,997
             Valuation allowance                                   (16,591,457)
                                                                ---------------
               Net noncurrent deferred tax assets                      162,540

 Noncurrent deferred tax liabilities
          Capitalized software                                       (162,540)
                                                                ---------------
               Total noncurrent deferred tax liabilities             (162,540)
                                                                ---------------
               Net noncurrent deferred tax (liabilities) assets    $        -
                                                                ===============

The Company has recorded a full valuation allowance against the deferred tax assets, including the federal and state net operating loss carry forwards as management believes that it is more likely than not that substantially all of the deferred tax assets will not be realized. During the year ended December 31, 2004, the Company had an annual change in the valuation allowance of $1,948,386.

8. Stockholders' Equity

Preferred Stock - On September 13, 2002 the Company received equity financing in the amount of $300,303 ($285,303, net of issuance costs) for the issuance of 166,835 unregistered shares of the Company's preferred stock at $1.80 per share. The Company has designated 200,000 of the 1,000,000 authorized shares of preferred stock as Series A Preferred Stock ("Preferred Stock"). Each share of Preferred Stock is convertible into 10 shares of the Company's common stock at the conversion price of $0.18 per share of common stock, which was the closing bid price of the Company's common stock on September 13, 2002. The Preferred Stock is non-voting, has a standard liquidation preference equal to its purchase price, and does not pay dividends. Proceeds of the equity financing will be used for working capital and general corporate purposes. All of the shares of Preferred Stock were purchased by directors and management of the Company. On December 27, 2004, 8,500 shares of preferred stock was converted to 85,000 shares of common stock.

Restricted Stock - Effective October 2001, the Company approved and granted 2,600,000 shares of restricted stock (the "Restricted Shares") to two executives stockholders at fair value. The Restricted Shares are subject to a repurchase right which will permit the Company to repurchase any shares which have not yet vested at the effective date of termination of the officers' employment, as defined in their employment agreements, for an amount equal to the purchase price per share paid by the officers. The Company received a series of partial recourse interest bearing (5.46% on an annual basis) promissory notes for the value of the Restricted Shares to be repaid by the officers. As of December 31, 2003 Mr. Kam Saifi owes approximately $282,618 (including approximately $24,618 of interest) for 2,000,000 Restricted Shares and; Mr. Cameron Saifi owes approximately $203,917 (including approximately $18,517 of interest) for 600,000 Restricted Shares.

The notes are to be repaid by the officers at the earlier of ten years or the date upon which the employees dispose of their shares or under certain circumstances, when the borrower's employment with the Company terminates for any reason. The issuance of the restricted shares and the notes receivable due from the former officers is recorded in the Company's financial statements. On July 7, 2003, Mr. Kam Saifi and Mr. Cameron Saifi separated from the Company.

On March 29, 2004, the Company agreed to a final separation agreement with its former President and Chief Executive Officer. As part of the agreement, the Company agreed to accept the return of 2,000,000 shares of the Company's common stock as full payment for the former officers' total indebtedness to the Company of $294,493. In addition, the former officer released the Company from any obligations, which may have arisen from the separation of the officer from the Company.

On October 14, 2004, the Company agreed to a final separation agreement with its former Executive Vice President and Chief Operating Officer. As part of the agreement, the Company agreed to accept the return of 600,000 shares of the Company's common stock as full payment for the former officers' total indebtedness to the Company of $216,926. In addition, the former officer released the Company from any obligations for the sum of $8,000 as full compensation for said release.

The variable accounting method used to account for the partial recourse restricted stock granted to management resulted in a cashless charge of $95,000 for the period ended December 31, 2002. In accordance with accounting guidance for the partial recourse restricted stock granted to management resulted in a reversal of the cashless charge of $95,000 for the period ended December 31, 2003.

Common Stock - On February 14, 2002 the Company sold 4,000,000 shares of common stock at a price of $0.87 per share, for total consideration of $3,480,000. In connection with this sale, warrants to purchase 1,120,000 shares of common stock with an exercise price of $1.25 were issued. The warrants expire on February 14, 2007.

Stock Option Plans

In November 2000, the Company adopted its 2000 Stock Option Plan (the "2000 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 2000 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During the year ended December 31, 2004 and 2003, the Company granted options to purchase 2,048,000 and zero shares, respectively. As of December 31, 2004, 2,626,000 options were outstanding under the 2000 Plan, of which 1,544,750 options were exercisable.

The aggregate number of shares of common stock for which options may be granted under the 1998 Stock Option Plan (the "1998 Plan") is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 1998 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During the year ended December 31, 2004 and 2003, the Company granted options to purchase 1,285,000 and zero shares, respectively. As of December 31, 2004, 1,556,629 options were outstanding under the 1998 Plan, of which 1,020,900 options were exercisable.

In August 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan, as amended, increased the number of shares of common stock for which options may be granted to a maximum of 1,250,000 shares. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair market value of one common stock on the date of grant. During the year ended December 31, 2004 and 2003, there were no option grants provided under the 1994 Plan. As of December 31, 2004, 25,000 options were outstanding and exercisable under the 1994 Plan.

Warrants

In connection with the sale of common stock on February 14, 2002, warrants to purchase 1,120,000 shares of common stock with an exercise price of $1.25, subject to certain adjustments, were issued. As of March 18, 2005 the exercise price is $1.08. The warrants expire on February 14, 2007.

During July 2001 in connection with services being performed by a consultant, the Company issued warrants to purchase 48,000 shares of the Company's Common Stock at $0.62 per share. The warrants expire five years from the date of the grant.

During January 2002 in connection with services being performed by a consultant through June 30, 2002, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $1.35 per share. Warrants to purchase an additional 50,000 shares of common stock are exercisable at $1.80. All 150,000 warrants expired in January 2005.

Other Options

On September 25, 1996, the Company issued options to certain officers and directors to purchase 620,000 shares of the Company's Common Stock, of which 420,000 vested immediately and 100,000 vested on April 1, 1998 and 1999. The options expire ten years from the date of grant. However, in the event of (a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made in the transaction. There were no stock option exercised during the year ended December 31, 2004 and 2003. The exercise price of the options is $1.156 and equals to the market value of the Company's Stock on the date of grant. At December 31, 2004, 400,000 options were outstanding and exercisable.

During March 1999, the Company issued options to certain employees and consultants to purchase 20,000 shares of the Company's common stock, all of which vested on the first year anniversary of the date of the grant. The options expire six years from the date of the grant. The exercise price of the options is equal to the market value of the Company's common stock on the date of the grant. There were no stock options exercised during the year ended December 31, 2004 and 2003. At December 31, 2004, 10,000 options were outstanding and exercisable.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company's common stock, which vested immediately. The exercise price of the below market options ranged from $0.045 to $0.06 on the date of grant. The Company recorded a stock based compensation charge of $58,750. At December 31, 2004, 750,000 options were outstanding and exercisable.

Accounting for Stock-Based Compensation

The Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its options. During the year ended December 31, 2004 and 2003 the Company has recorded compensation expense (benefit) of $58,750 and ($95,000), respectively.

Details of the options granted are as follows:

                                                              Weighted Average
                                              Shares          Exercise Price ($)


Options outstanding at December 31, 2002     3,667,102                    1.62
                                            -----------

    Granted                                          -                       -
    Canceled                                (1,821,947)                   3.55
    Exercised                                        -                       -

                                            -----------
Options outstanding at December 31, 2003     1,845,155                    1.59

    Granted                                  4,333,000                    0.15
    Expired                                    (73,250)                   5.63
    Canceled                                  (487,276)                   1.16
    Exercised                                 (250,000)                   0.05
                                            -----------

Options outstanding at December 31, 2004     5,367,629                    0.51
                                            ===========

Options exercisable at December 31, 2004     3,750,650                    0.50
                                            ===========

                                   Weighted Average       Weighted                     Average
                       Number     Remaining Years of       Average          Number    Exercise
Range of Exercise   Outstanding    Contractual Life    Exercise Price    Exercisable    Price

   $0.00 - 7.53       5,320,964           4.67             $ 0.36         3,737,550    $ 0.40
  $7.54 - 15.06          36,605           4.85              13.62             3,600     13.62
 $15.06 - 22.59           1,500            .05              22.00             1,500     22.00
 $22.59 - 30.12           1,500            .25              29.25             1,500     29.25
 $30.12 - 37.65           7,060            .49              34.69             6,500     34.66

                   -------------  ------------------   --------------    ----------- ----------

 $0.00 - 37.65        5,367,629           4.67             $ 0.51         3,750,650    $ 0.50
                   =============  ==================   ==============    =========== ==========

9.   Commitments

Operating Leases

The Company entered into a lease on August 1, 2003 for approximately 7,000 square feet for its principal executive offices at 120 Corporate Blvd., South Plainfield, New Jersey. The base rent is $4,505 per month effective October 2003 through July 2006. The Company is also obligated to make additional payments to the landlord relating to certain taxes and operating expenses.

As a result of the Company being notified by the landlord of their intent to cancel its lease effective August 15, 2003, the Company no longer occupies the space at 1551 S. Washington Avenue, Piscataway, New Jersey. The Company entered into the lease on February 18, 1999 for approximately 26,247 square feet for its principal executive offices. On March 17, 2003, the Company signed an amendment with the landlord reducing the space from 26,247 to 12,722 square feet and the rent from $50,153.64 to $20,143.17 per month effective March 1, 2003. The Company was also obligated to make additional payments to the landlord relating to certain taxes and operating expenses.

The Company leases certain equipment under agreements which are classified as capital leases. Each of the capital lease agreements expire within five years and have purchase options at the end of the lease term.

Future minimum payments, by year and in the aggregate, under non-cancelable capital and operating leases as of December 31, 2004 are as follows:

                                             Capital Leases     Operating Leases
                                            ----------------    ----------------

Year ending December 31,
   2005                                      $        2,691      $       77,016
   2006                                               2,691              44,926
   2007                                               2,691                   -
   2008                                               2,243                   -
                                            ----------------    ----------------

   Total minimum lease payments              $       10,316      $      121,942
                                            ================    ================

Less amount representing interest                     1,063
                                            ----------------

Present value on net minimum lease payment   $        9,253
                                            ================

Rent expense under operating leases for the year ended December 31, 2004 and 2003 was approximately $74,500 and $210,800, respectively.

Employment Contracts

The Company has entered into certain employment contracts with various officers. Included in these contracts is a provision for severance, where by such officers if terminated without cause as defined in the agreement is entitled to severance ranging in terms of three to eighteen months. At December 31, 2004 the Company had a potential loss for severance costs of approximately $735,000 under these employment contracts.

10.  Contingent Liabilities

In the normal course of business the Company and its Subsidiary may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

11.  Employee Benefit Plans

Effective April 1, 1993, the Company adopted a defined contribution savings plan. The terms of the plan provide for eligible employees who have met certain age and service requirements to participate by electing to contribute up to 15% of their gross salary to the plan, as defined, with a discretionary contribution by the Company matching 30% of an employee's contribution in cash up to a maximum of 6% of gross salary, as defined. Company contributions vest at the rate of 25% of the balance at each employee's second, third, fourth, and fifth anniversary of employment. The employees' contributions are immediately vested. As of January 1, 2003, the Company per the provisions of the plan decided not to make discretionary contributions until further notice.

12.  Geographic Information

The Company's headquarters, physical production and shipping facilities are located in the United States. The Company's domestic and foreign export sales for each of the years ended December 31, 2004 and 2003 are as follows:

                                               Year Ended          Year Ended
                                           December 31, 2004   December 31, 2003
                                           -------------------------------------
United States                               $     2,875,996     $     2,743,170
Europe                                              723,222             477,153
Pacific Rim                                          16,657             122,188
Other                                                   386                 109
                                           -------------------------------------
                                            $     3,616,261     $     3,342,620
                                           =====================================

Historically, we have been dependent on several large customers each year, but they are not necessarily the same every year. For the year ended December 31, 2004, our most significant customers (stated as an approximate percentage of revenue) were Avaya 38% and MCI 9%, with remaining accounts receivables of $275,662 and $20,170, respectively, compared to the year ended December 31, 2003, of Avaya 18%, Siemens 12%. Qwest 8% and MCI 7% with remaining accounts receivables of $80,929, $0, $0, $176,947, respectively. In general, we cannot predict with certainty, which large customers will continue to order. The loss of any of these large customers, or the failure to attract new large customers would likely significantly decrease our revenues and future prospects, which could materially and adversely affect our business, financial condition and results of operations.

The loss of any of these customers or a significant decline in sales volumes from any of these customers could have a material adverse effect on the Company's financial position, results of operations and cash flows.

13.  Concentration of Credit Risk

The Company maintains deposits in a financial institution which is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At December 31, 2004 and periodically throughout 2004, the Company had deposits in this financial institution in excess of the amount insured by the FDIC.

The Company designs its products utilizing readily available parts manufactured by multiple suppliers and the Company currently relies on and intends to continue to rely on these suppliers. The Company has been and expects to continue to be able to obtain the parts generally required to manufacture its products without any significant interruption or sudden price increase, although there can be no assurance that the Company will be able to continue to do so.

The Company sometimes utilizes a component available from only one supplier. If a supplier were to cease to supply this component, the Company would most likely have to redesign a feature of the affected device. In these situations, the Company maintains a greater supply of the component on hand in order to allow the time necessary to effectuate a redesign or alternative course of action should the need arise.

14.  Supplemental Cash Flow Information

In 2004 the Company converted 8,500 shares of preferred stock into 85,000 of common stock.

15.  New Accounting Pronouncements

During 2003, SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued. SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31,2003 and pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position 150-3. The adoption of SFAS No. 150 did not have a material impact on the Company's results of operations or financial position.

In December 2003, a revision of SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued, revising disclosures about pension loans and other post retirements benefits plans and requiring additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The adoption of SFAS No. 132 did not have a material impact on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R "Shared Based Payment." This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R addresses all forms of shared based payment ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is in the process of evaluating whether the SFAS No. 123R will have a significant impact on the Company's overall results of operations or financial position.

16.  Subsequent Events

(a) Subsequent to December 31, 2004 the Company converted 2,778 shares of preferred stock into 27,780 of common stock.

(b) On March 31, 2005, we completed a private placement of 4,411,764 shares of common stock and warrants to purchase an additional 2,205,882 shares of common stock. The total offering price was $750,000. The shares of common stock were issued at $0.17 cents per share and the warrants are exercisable at a price of $0.23 per share subject to certain anti-dilution adjustments. The warrants will expire on expire March 31, 2010. The Company has the right to call the warrants in the event that its common stock trades at a price exceeding $0.69 per share for twenty (20) consecutive trading sessions and certain other conditions are met. The Company also agreed to register for resale the shares of common stock as well as the shares issued upon exercise of the warrants.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN SHARES OF THOSECONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANYINTRAC, INC. SECURITIES OTHER THAN THOSESPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANYSALEHEREUNDER SHALLUNDERANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROSPECTUS THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY
         The Company
         -----------
         Recent Developments
         -------------------
         General
         -------
         The Offering
         ------------
         Summary Financial And Operating Information
         -------------------------------------------
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
         Principal Market And Market Prices
         ----------------------------------
         Approximate Number Of Holders Of Our Common Stock
         -------------------------------------------------
         Dividends
         ---------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS
         Overview
         --------
DESCRIPTION OF BUSINESS
EMPLOYEES
DESCRIPTION OF PROPERTY
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
COMPENSATION OF DIRECTORS
BENEFICIAL OWNERSHIP INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SECURITIES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
 LIABILITIES
AVAILABLE INFORMATION
FINANCIAL STATEMENTS

                                   10,992,514
                             SHARES OF COMMON STOCK

                               ION NETWORKS, INC.

                                   PROSPECTUS

                                 April 21, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of ION is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows (all of such expenses, other than the SEC registration fee are estimated):

Registration Fee                                                    $   239
Legal Fees and Expenses                                               3,000
Accounting Fees and Expenses                                          3,000
Miscellaneous Expenses                                                1,000
                                                                    --------
Total                                                               $ 7,239
                                                                    ========

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


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On March 31, 2005, ION Networks, Inc. ("ION") entered into a purchase agreement with various accredited investors ("Investors"), pursuant to which Ion completed a private placement of 4,411,764 shares of common stock and warrants to purchase an additional 2,205,882 shares of common stock. Certain of the Investors beneficially owned approximately 11% of Ion common stock prior to the transaction. The total offering price was $750,000. The shares of common stock were issued at $0.17 cents per share and the warrants are exercisable at a price of $0.23 per share subject to certain anti-dilution adjustments. The warrants will expire on March 31, 2010. In the event that the closing bid price of the Company's common stock equals or exceeds $0.69 per share for a period of 20 consecutive trading days and certain other conditions are met, the Company may redeem the warrants on 30 days prior written notice (during which periods the warrants may be exercised) for a redemption price of $.001 per share of common stock underlying such warrants. ION also agreed to file a registration statement, registering for resale the shares of common stock as well as the shares issued upon exercise of the warrants, within 45 days from March 31, 2005, and thereafter to use commercially reasonably efforts to cause such registration statement to become effective as soon as practicable. The registration statement must be declared effective no later than the earlier of five business days after the SEC determines that no review of the registration statement will be made and 120 days after March 31, 2005. If ION Networks, Inc. fail to meet these registration obligations or to maintain the effectiveness of the registration statement as required under the terms of the Agreements, then ION Networks, Inc. will be obligated to make certain cash liquidated damage payments to the Investors.

The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder. The exemption was established by the representation of each purchaser as to its status as an accredited investor, that it was purchasing the securities for its own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by each purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the "Debenture") to Stephen M. Deixler, one of the Company's directors. The Debenture matures on August 5, 2008 and bears interest at five (5%) percent per annum, compounded annually. The principal amount of the Debenture is convertible into shares of the Company's common stock, $.001 par value at a conversion price equal to $0.083 per share (the "Conversion Price"), which is equal to the ten (10) day average of the closing prices of the Company's common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004. The principal amount of the Debenture is convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company's option if the Company's common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period. The Company is also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but shall be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period. The Company has granted certain "piggyback" registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture. In 2004, the Company recorded $4,167 of related party interest expense as part of the statement of operations. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder. The exemption was established by the representation of the purchaser as to his status as an accredited investor, that it was purchasing the securities for his own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company's Common Stock, which vested immediately. The exercise price of the options ranged from $0.045 to $0.06. At December 31, 2004, 750,000 options were outstanding and exercisable. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder, based on the fact that the options were issued to two executive officers of the Company for their own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available.

On September 13, 2002 the Company issued 166,835 Series A Preferred Stock to certain officers and directors of the Company for a total purchase price of $300,363. Each share of Series A Preferred Stock is convertible into ten shares of common stock and has a liquidation preference of $1.80. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"), as amended, and Rule 506 promulgated thereunder. The exemption was established by the representation of each purchaser as to its status as an accredited investor, that it was purchasing the securities for its own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by each purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

ITEM 27. EXHIBITS.

Exhibit
No.            Description
-------        -----------

  3.1 (i)Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on August 5, 1998./(2)/

               (ii)Certificate of Amendment of the Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 11, 1998./(2)/

               (iii)Certificate of Amendment of the Certificate of Incorporation, as filed with the Secretary of state of the State of Delaware an October 12, 1999./(3)/

               (iv)Amended and Restated Certificate of Designation of Rights Preferences, Privileges and Restrictions of Series A Preferred Stock of ION Networks, Inc. /15/

  3.2          By-Laws of the Company./(19)/

  3.3          Form of Specimen Common Stock Certificate of the Company./(4)/

  4.1          1994 Stock Option Plan of the Company. /(1)/

  4.2          1998 Stock Option Plan of the Company./(2)/

  4.3          1998 U.K. Sub-Plan of the Company, as amended./(2)/

  4.4          2000 Stock Option Plan of the Company./(12)/

  4.5          Form of Warrant Agreement dated July 17, 2001./(11)/

  4.6          Form of Warrant Agreement dated February 14, 2002./(11)/

  4.7          Convertible Debenture dated August 5, 2004./19/

  4.8          Form of Warrant Agreement dated March 31, 2005. /(22)/

  5.0          Opinion of Moses & Singer LLP.*

 10.3 Agreement dated as of December 19, 1994 by and between LeeMAH DataCom Security Corporation and Siemens Rolm Communications Inc./(4)/

 10.4 Equipment Lease Agreements dated October 29, 2003 by and between the Company and GE Capital Corporation. /(21)/

 10.5 (i)Non-negotiable Promissory Note in the principal amount of $750,000 issued by Stephen B. Gray to the Company./(5)/

Exhibit
No.            Description
-------        -----------

               (ii)First Amendment to Promissory Note dated as of August 5, 2000 by and between the Company and Stephen B. Gray./(5)/

 10.6 (i) Separation and Forbearance Agreement made as of October 5, 2000 between the Company and Stephen B. Gray./(6)/

               (ii)Promissory Note in the amount of $163,000 dated October 5, 2000 made by Stephen B. Gray to the Company./(6)/

 10.7 Materials and Services Contract dated January 16, 2001, between the Company and SBC Services, Inc./(7)/

 10.8 Stock Purchase Agreement dated August 11, 2000 by and between the Company and the parties identified therein./(7)/

 10.9 Purchase Agreement by and between the Company and the Selling Shareholders set forth therein dated February 7, 2002./(13)/


10.10 Employment Agreement dated October 4, 2001 between the Company and Kam Saifi./(9)/+

10.11 Employment Agreement dated October 17, 2001 between the Company and Cameron Saifi./(10)/+

10.12 Employment Agreement dated February 25, 2002, between the Company and William Whitney./15/+

10.13 Amended and Restated Employment Agreement dated August 15, 2003, between the Company and Norman E. Corn./16/

10.14 Employment Agreement dated September 15, 2003, between the Company and Patrick E. Delaney./14/

10.15 Lease Agreement dated July 21, 2003 by and between the Company and 116 Corporate Boulevard, LLC, Inc. /(17)/

10.16 Separation Agreement dated March 29, 2004 between the Company and Kam Saifi. /(21)/

10.17 Separation Agreement dated October 14, 2004 between the Company and Cameron Saifi. /(21)/

10.18 First Amendment to the Amended and Restated Employment Agreement dated September 8, 2003 by and between the Company and Norman E. Corn dated November 10, 2004 /(21)/

10.19 First Amendment to the Employment Agreement dated September 15, 2003 by and between the Company and Patrick E. Delaney dated November 10, 2004. /(21)/

10.20 Employment Agreement dated August 31, 2004 by and between the Company and Henry A. Hill. /20/

10.21 Severance Agreement dated September 2, 2004 by and between the Company and William Whitney. /(21)/

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


Exhibit
No.            Description
-------        -----------

10.22 Severance Agreement dated September 2, 2004 by and between the Company and Henry Gold. /(21)/

10.23 Option Agreement dated January 28, 2004 by and between the Company and Norman E. Corn. /(21)/

10.24 Option Agreement dated January 28, 2004 by and between the Company and Patrick E. Delaney. /(21)/

10.25 Agreement dated February 25, 2005 by and between the Company and Sprint/Untied Management Company. /(21)/

10.26 Agreement dated October 28, 2004 by and between the Company and General Dynamics Network Systems. /(21)/

10.27 Purchase Agreement dated March 31, 2005 by and between the Company And the selling stockholders identified therein. /(22)/

10.28 Registration Rights Agreement dated March 31,2005, by and between the Company and the Selling Shareholders identified therein. /(22)/

 16.1 Letter dated October 31,2003, from Deloitte & Touche, LLP. To the Securities and Exchange Commission./(8)/

 21.1          List of Subsidiaries. /(21)/

 23.1          Independent Registered Public Accounting Firm's Consent *

 23.2 Consent of Moses & Singer LLP (incorporated by reference to Opinion Of Moses & Singer filed herewith as Exhibit 5).

   24          Power of Attorney* (on signature page).

(1) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on August 15, 1995.
(2) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on April 22, 1999.
(3) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on March 17, 2000.
(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed on June 28, 2000.
(6) Incorporated by reference to the Company's Quarterly report on Form 10-QSB filed on November 14, 2000
(7) Incorporated by reference to the Company's Annual report on Form 10-KSB filed on June 29, 2001.
(8) Incorporated by reference to the Company's Annual report on Form 8-KSB filed on October 31, 2003.
(9) Incorporated by reference to the Company's Current Report on Form 8-K filed on October 23, 2001.
(10) Incorporated by reference to the Company's Current Report on Form 8-K filed on October 24, 2001.
(11) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, as filed on July 1, 2002.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on January 11, 2002.
(13) Incorporated by reference to the Company's Registration Statement on Form S-3 filed on March 4, 2002.
(14) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on November 17, 2003.
(15) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on April 15, 2003.
(16) Incorporated by reference to the Company's Quarterly Report on Form 10QSB filed on September 12, 2003.
(17) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed for the year ended December 31, 2003.
(18) Incorporated by reference to the Company's Annual Report on Form 10-KSB/A, Amendment No.2, for the fiscal year ended March 31, 2002, as filed on August 2, 2002.
(19) Incorporated by reference to the Company's Quarterly Report on Form 10QSB filed on August 13, 2004.
(20) Incorporated by reference to the Company's Quarterly Report on Form 10QSB filed on November 15, 2004

(21) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(22) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 5, 2005.

* Filed herewith

ITEM 28. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any additional or changed material information with respect to the plan of distribution.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Plainfield, New Jersey, on the 22th day of April, 2005.

                                                          ION NETWORKS, INC.


                                                          By: /s/ Norman E. Corn
                                                              ------------------
                                                              Norman E. Corn
                                                              CEO

Each director and/or officer of the registrant whose signature appears below hereby appoints Norman E. Corn or Patrick E. Delaney as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed below by or on behalf of the following persons in the capacities date indicated.

SIGNATURE                      TITLE

By: /s/ Stephen Deixler     Chairman of the Board and Director    April 22, 2005
    -----------------------
    Stephen Deixler

By: /s/ Norman E. Corn      Chief Executive Officer               April 22, 2005
    -----------------------
    Norman E. Corn

By: /s/ Patrick E. Delaney  Chief Financial Officer               April 22, 2005
    -----------------------
    Patrick E. Delaney

By: /s/ Frank S. Russo      Director                              April 22, 2005
    -----------------------
    Frank S. Russo

By: /s/                     Director                              April 22, 2005
    -----------------------
    Harry F. Immerman


65